     As filed with the Securities and Exchange Commission on March 2, 2000
                                                      Registration No. 333-
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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                               TRINET GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       California (prior to
         reincorporation)                        7389                          94-3081033
       Delaware (following
         reincorporation)            (Primary Standard Industrial           (I.R.S. Employer
 (State or other jurisdiction of      Classification Code Number)          Identification No.)
  incorporation or organization)

                               101 Callan Avenue
                             San Leandro, CA 94577
                                 (510) 352-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                 Martin Babinec
                            Chief Executive Officer
                               TriNet Group, Inc.
                               101 Callan Avenue
                             San Leandro, CA 94577
                                 (510) 352-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

         Christopher A. Westover, Esq.                         Nora L. Gibson, Esq.
              Jamie E. Chung, Esq.                           Lindsay C. Freeman, Esq.
           Virginia C. Edwards, Esq.                         Jeanine M. Larrea, Esq.
             Jennifer J. Nam, Esq.                           Shelley E. Wharton, Esq.
               Cooley Godward llp                        Brobeck, Phleger & Harrison LLP
         One Maritime Plaza, 20th Floor                          One Market Plaza
            San Francisco, CA 94111                          San Francisco, CA 94105
                 (415) 693-2000                                   (415) 442-0900

                                ----------------
          Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                ----------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
             Title of Each Class of                  Proposed Maximum            Amount of
          Securities to be Registered            Aggregate Offering Price     Registration Fee
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Common Stock, $0.0001 par value per share......        $57,500,000                $15,180
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(1) Includes           shares of common stock issuable upon exercise of the
    underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
                                ----------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MARCH 2, 2000

                                 [TriNet Logo]

                                          Shares

                                  Common Stock

  TriNet Group, Inc. is offering            shares of its common stock and one
of our stockholders is selling an additional           shares. This is our
initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "TRNE." We estimate that the initial public
offering price will be between $           and $           per share.

                                  -----------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                  -----------

                                                              Per
                                                             Share     Total
                                                             ------ -----------
Public Offering Price....................................... $      $
Underwriting Discounts and Commissions...................... $      $
Proceeds to TriNet.......................................... $      $
Proceeds to the Selling Stockholder......................... $      $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We and our selling stockholders have granted the underwriter a 30-day option
to purchase up to an additional            shares of our common stock to cover
over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on       , 2000.

                                  -----------

Robertson Stephens
                 Dain Rauscher Wessels
                                                           Robert W. Baird & Co.

                  The date of this prospectus is       , 2000

   [Description of inside front cover graphics: Art to be depicted on the inside front cover shows graphics explaining TriNet's business structure, plus explanatory text.]

   [Banner running across top of page contains the text: "Payroll Benefits 401(k) Reporting HR Knowledge" Text is repeated all the way across the page.]

   [TriNet logo with the caption: We are a leading provider of web-enabled business process outsourcing for payroll, benefits and human resource support to fast-growth technology companies.]

   [Pictorial description of TriNet's business structure.

   The first graphic depicts stick figures with the caption: Customer Employees The stick figures are following another stick figure with the caption: Customer Management Team

   The previous graphic connects to the next graphic depicting two paths. The first path includes a picture of a computer with the caption: Web Enabled The other path depicts a stick figure walking toward TriNet with the caption: Personal Contact

   The previous graphic connects to the next graphic which is a picture of a building with the caption: TriNet

   From the building extends three paths. The first path leads to a platform of four structures with the caption: TriNet's Integrated eBusiness Platform The four central processing units are marked: Benefits, 401(k), HR, Payroll. The path continues to another platform with the caption: Back Office Processing On the platform are three stick figures captioned: Benefits, 401(k), Payroll. The path continues to a final platform of four buildings with the caption: Multi Vendor Cosolidation The four buildings are captioned: Health Companies, IRS, Investment Managers, Banks.

   The second path from the TriNet building leads to a platform with a building and the caption: HR Knowledge The path continues to connect with the platform from the first path labeled: TriNet's Integrated eBusiness Platform

   The third path from the TriNet building leads to a platform with a building and the caption: Recruiting]

   [Bullet points centered below graphics with the following captions:

Fully Integrated Service

   Managers at customer companies access an integrated suite of payroll, benefits and human resource support, as well as an array of consulting and recruiting solutions. The service is delivered via web-enabled desktop platform, protected by enterprise-class encryption technology. Customers may also take advantage of personal contact with our professional and support teams, ranging from on-site visits by our human resource managers to toll free calls to our employee service center.

Integrated Payroll, Benefits and HR Support

   We manage the flow of payroll, benefits and human resource data for our customers. This business-to-business solution is our core competency, and it allows technology companies to expand their workforce quickly.

HR Knowledge

   Over a 10-year history serving fast-growth technology companies, we have accumulated specialized knowledge of human resource issues. We deploy human resource expertise in both ongoing service arrangements and consulting engagements. Our eBusiness platform enhances this expertise for functions such as cash and equity compensation, organizational development, training and international services.

Recruiting

   Our recruiting service, Venture Talent, specializes in finding the unique individuals who survive and flourish within the fast paced environment of a venture-backed startup. Venture Talent offers full service and contingency staffing solutions to help companies meet aggressive hiring targets.

Third Party Data

   We act as a single point for contact for our customers. By consolidating multiple vendors, from health and benefit companies to banks and the Internal Revenue Service, we reduce administrative headcount and provide a completely scalable solution. Our personnel handle the day-to-day back-office processing of benefits, 401(k), payroll and selected areas of legal compliance for our customer companies.

   [Banner running across bottom of page contains the text: "Payroll Taxes Direct Deposit Management Reporting Payroll Remittance Online Benefits Enrollment Flexible Spending Accounts Cobra Government Reporting Online Employee Records HIPPA Online Employee Handbook"]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "TriNet," "we," "us" and "our" refer to TriNet Group, Inc.

   Until     , all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  33
Management...............................................................  53
Related Party Transactions...............................................  64
Principal and Selling Stockholders.......................................  65
Description of Capital Stock.............................................  67
Shares Eligible for Future Sale..........................................  71
Underwriting.............................................................  73
Legal Matters............................................................  75
Experts..................................................................  75
Where You Can Find Additional Information................................  76
Index to Financial Statements............................................ F-1

                               ----------------

   The "TriNet" name and logo and the names of our products and services mentioned in this prospectus are our trademarks, registered trademarks, service marks or registered service marks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

   You should read this summary together with the entire prospectus, especially "Risk Factors" and the financial statements and related notes, before deciding to invest in shares of our common stock. Unless otherwise indicated, the information contained in this prospectus assumes the underwriters do not exercise their over-allotment option and gives effect to the conversion of all outstanding shares of our preferred stock into common stock, which will occur before the closing of this offering. Information in this prospectus gives
effect to our reincorporation in Delaware and a               stock split, both
of which will occur before the closing of this offering.

   We are a leading provider of web-enabled business process outsourcing, or BPO, of payroll, benefits and human resource support and technology to fast-growth technology companies in North America. With significant web delivery capabilities already enabled, and others in development, we believe that we offer the first fully integrated end-to-end e-commerce solution for payroll, benefits and human resource transactions. With over 10 years of industry experience, we have developed an eBusiness platform that currently services over 375 customers who collectively employ more than 10,000 people. Our typical client is characterized by rapid headcount growth, outside equity financing and a highly skilled, technically savvy work force.

   Our systems and services allow our customers to focus on their respective core business functions by outsourcing their human resource technology or entire human resource functions to us without losing real-time access to critical data. With an integrated technology platform, back-office processing and a wide breadth of service offerings, we help to alleviate administrative burdens commonly encountered by firms which must coordinate transactions between multiple outsourcing providers. In addition, we serve as an exchange between our customers and a variety of benefit plan and financial service providers, creating economies of scale and efficiencies in the procurement, set-up and on-going maintenance of vendor relationships involving the full range of payroll, benefits and human resource processes. We provide fast-growth technology companies with access to enterprise-class technology, benefits packages and employee self-service offerings to implement and maintain these complex functions.

   According to Dataquest, the human resource outsourcing industry is forecast to grow from $13.9 billion in 1999 to $37.7 billion in 2003, representing a compound annual growth rate of 28.3%. Payroll, benefits and human resource processes have become increasingly complex, cumbersome, expensive and highly inefficient. As a result, companies are increasingly turning to BPO to address these needs that were formerly handled in-house.

   The data and transaction intensive nature of payroll, benefits and human resource functions combine to form a complex undertaking for a company that wishes to integrate all related processes to a single information system. The processes necessary to implement such a system consist of two basic components, commonly referred to as the "front-end" and "back-end" processes. The front-end includes processes and interfaces to collect, update, effect and communicate changes in employee data. The back-end involves high volume information processing of functions that are sufficiently standardized across all companies to permit specialized systems to receive, store and transact routine and repetitive functions involving payroll, benefits and human resources.

   With the widespread implementation of intranets and the adoption of the Internet as a business communications platform, organizations can now automate enterprise-wide and interorganizational human resource transactions. The availability of this technology creates a significant market opportunity for Internet-based business-to-business e-commerce solutions for payroll, benefits and human resources.

   Payroll, benefits and human resource transactions lend themselves to Internet processing because these transactions are information-based and do not require delivery of durable goods at the point of payment. However, payroll, benefits and human resource functions involve confidential information, complex and interrelated data elements and ongoing data management between multiple organizations, unlike other e-commerce opportunities such as making travel reservations or purchasing merchandise.

   Currently, there are mature outsourcing providers for selected back-office processes involving payroll and benefits and an emerging number of web-based front-end solutions that must interface with back-end providers. We believe an optimal e-commerce solution for payroll, benefits and human resources can only exist if there is seamless end-to-end integration of the front- and back-end processes on a single information systems platform that is scalable for large volume transaction processing.

   We believe our approach delivers the first end-to-end business-to-business e-commerce solution, giving our customers access to enterprise-class technology for payroll, benefits and human resource functions. Our solution integrates a web-based front-end for self-directed transactions with back-end processes that include electronic interfaces to our service providers and offers the following key benefits:

  . provide an advanced integrated solution that allows customers to focus on their core business;

  . provide human resource solutions tailored to fast-growth technology companies' employees;

  . provide an easily scalable and integrated solution; and

  . provide customers with economies of scale and efficiencies.

   Our objective is to be the leading provider of web-enabled business process outsourcing of payroll, benefits and human resource support and related technology to fast-growth technology companies worldwide. Key elements of our strategy to achieve this objective are:

  . continue to develop and improve our end-to-end e-commerce solution for a complete range of payroll, benefits and human resource transactions;

  . leverage our existing customer base for internal growth and referrals;

  . enhance TriNet brand recognition in the middle market;

  . pursue key strategic relationships and develop new product offerings to further enhance our revenue streams, customer base and solutions; and

  . expand geographically to new markets.

   We were incorporated in California in 1988 under the name TriNet Employer Group, Inc. We plan to change our name to TriNet Group, Inc. in connection with our reincorporation in Delaware. Our principal executive offices are located at 101 Callan Avenue, San Leandro, California 94577, and our telephone number is
(510) 352-5000. Our web site address is www.trinetvco.com. The information on our web site is not part of this prospectus.

                                  The Offering

 Common stock offered by TriNet....................                     shares

 Common stock offered by the selling stockholder...                     shares

 Common stock to be outstanding after the
 offering..........................................                     shares

 Use of proceeds................................... To repay indebtedness and for general corporate
                                                    purposes, including working
                                                    capital, sales and
                                                    marketing expenditures,
                                                    development of new products
                                                    and services, investments
                                                    in technology
                                                    infrastructure and possible
                                                    acquisitions. See "Use of
                                                    Proceeds."

 Nasdaq National Market symbol..................... TRNE

   The number of shares of common stock to be outstanding after this offering
is based on the total number of shares outstanding as of          , 2000. This
excludes:

  .      shares of common stock issuable upon exercise of outstanding options
    at a weighted average exercise price of $          ; and

  .      shares reserved for future issuance under our employee benefit plans.

                             Summary Financial Data
                     (in thousands, except per share data)

   The following table is a summary of the financial data for our business. You should read this information together with our financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                             Year Ended December 31,
                                       ---------------------------------------
                                        1995    1996    1997    1998    1999
                                       ------  ------  ------  ------- -------
Results of Operations:
Service revenues (net of direct costs
 billed of $79,077, $117,026,
 $241,917, $386,221, $712,945,
 respectively)........................ $2,515  $3,139  $7,749  $12,443 $19,127
Research and development expense......    180     194     488      719   2,353
Other operating expenses..............  2,801   3,075   6,273    9,975  16,580
                                       ------  ------  ------  ------- -------
Operating income (loss)...............   (466)   (130)    988    1,749     194
Net income (loss).....................   (465)   (157)    760      982    (103)
Net income (loss) available to common
 stockholders.........................   (466)   (217)   (347)     455    (133)
Basic net income (loss) per common
 share................................ $(0.14) $(0.07) $(0.10) $  0.07 $ (0.02)
Basic weighted average shares
 outstanding..........................  3,260   3,323   3,599    6,303   6,340
Diluted net income (loss) per common
 share................................ $(0.14) $(0.07) $(0.10) $  0.07 $ (0.02)
Diluted weighted average shares
 outstanding..........................  3,260   3,323   3,599    6,593   6,340

   The pro forma as adjusted balance sheet data give effect to:

  . the conversion of all outstanding shares of our preferred stock into 542,304 shares of common stock before the closing of this offering; and

  . the sale of             shares of common stock offered by us at an
    assumed initial public offering price of $       per share and our
    receipt of the net proceeds from the sale of those shares, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

                                                              December 31, 1999
                                                             -------------------
                                                                      Pro Forma
                                                             Actual  As Adjusted
                                                             ------- -----------
Balance Sheet Data:
Cash and cash equivalents................................... $16,777    $
Working capital.............................................     113
Total assets................................................  35,791
Long-term obligations.......................................   2,851
Redeemable convertible preferred stock......................     500
Total stockholders' equity..................................   4,816

   See Note 6 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus, including our financial statements and the related notes, before making a decision to buy our common stock. If any of the events or circumstances described in the following risks actually occurs, our business, operating results or financial condition would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

Fluctuations in our quarterly operating results may cause our stock price to decline.

   It is likely that our quarterly operating results in one or more quarters may be below the expectations of investors, and as a result the price of our common stock could decline. Our expenses are relatively fixed in the near and medium terms and are based in part on our expectations of future revenues, which may vary significantly. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall, which could harm our operating results. Factors that may cause our quarterly operating results to fluctuate include:

  . the number and size of new customers initiating service;

  . the decision of one or more customers to delay implementation or cancel ongoing services;

  . our ability to design, develop and introduce new services and features for existing services on a timely basis;

  . costs associated with strategic acquisitions and alliances or investments in technology;

  . expenses incurred for geographic and service expansion;

  . a reduction in the number of employees of our customers; and

  . acquisitions of our customers by other companies.

   Further, our customer agreements generally do not include penalties for cancellation. As a result, any decision by a customer to cancel our services may cause significant variations in operating results in a particular quarter and could result in losses for that quarter. As we secure larger customers, any cancellation of services by a larger customer likely would result in larger fluctuations in operating results than historically experienced.

We have recently experienced net losses, we expect continuing losses and we may never achieve profitability.

   We incurred net losses of approximately $103,000 for the year ended December 31, 1999 and we may be unable to achieve or maintain significant revenues or profitability. We expect to continue to incur significant development, sales and marketing and other operational expenses in connection with our business. We may also incur expenses in connection with acquisitions or other strategic relationships. As a result of these expenses, we will need to generate significant quarterly revenue increases to achieve and maintain profitability. We expect that we will incur net losses for the foreseeable future.

If we fail to effectively expand our sales and marketing efforts in order to penetrate the middle market, our profitability may be harmed.

   In January 1999, we initially launched Enterprise Employer Services to expand our customer base from emerging companies to larger, more established middle-market companies. To date, we have six middle-market customers, and our business strategy and revenue goals depend on growing this customer base. We intend to increase our sales and marketing expenditures to penetrate the middle market. However, we have little experience marketing to middle-market companies, and we may find that we are unable to achieve our Enterprise Employer Services' goals or that achieving such goals requires significant unanticipated expenditures in sales and marketing that could harm our profitability.

The lengthy sales cycle for Enterprise Employer Services products and services may cause us to incur substantial expenses and expend management time without generating corresponding revenues, which would affect our cash flow.

   A prospective customer's decision whether or not to implement our Enterprise Employer Services products and services requires us to dedicate a substantial amount of time, expense and other resources. The Enterprise Employer Services sales cycle varies in length from a few weeks to several months. If at the end of a sales effort a prospective customer does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenues. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle may be impaired.

We are growing rapidly and must effectively manage and support our growth in order for our business strategy to succeed.

   We have grown rapidly in a relatively short period of time and will need to continue to grow in all areas of operation in order to execute our business strategy. Since 1995, we have expanded in response to significant customer growth and industry trends in favor of using outsourced business solutions. Managing and sustaining our growth has placed, and will continue to place, significant demands on our management as well as on our administrative, operational and financial systems and controls. If we are unable to manage our growth effectively, we may be unable to devote the necessary management and revenue resources to accomplish continued growth of our business and implementation of our business strategy.

Key vendors are essential to maintaining our business systems.

   Our success depends in part on our ability to forge and maintain arrangements and relationships with key vendors who supply us with integral components of our software architecture. A substantial portion of the software that is integrated into our products and services is licensed from third parties, including PeopleSoft, Inc. and Concur Technologies, Inc. If we are unable to maintain these relationships, or if we are required to make significant changes in the terms and conditions of these arrangements, our business systems could be harmed. Our agreements with our software vendors are non-exclusive. Our vendors may choose to compete with us directly. Our vendors may also enter into strategic relationships with our competitors. These relationships may take the form of strategic investments, or marketing or other contractual arrangements. Our competitors may also license and use the same technology in competition with us. We cannot guarantee that the vendors of technology used in our products and services will continue to support their technology. Financial or other difficulties experienced by our vendors may adversely affect the technologies incorporated into our products and services. If these technologies become unavailable, we may be unable to find suitable alternatives.

   We also rely on third parties such as Hewlett-Packard Company, Sun Microsystems, Inc. and Cisco Systems, Inc. to supply servers, routers, firewalls, encryption technology and other key components of our telecommunications and network infrastructure. If any of our vendors fail to provide necessary products or services in a timely fashion or at an acceptable cost, our business could be harmed. A disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our systems and network are available only from sole or limited sources in the quantities and quality we require.

Our success depends upon our ability to provide new and enhanced products and services that meet customer expectations.

   Our success will continue to depend upon our ability to provide new and enhanced products and services that address the needs of the market. Failure to develop and introduce new and enhanced products and services in accordance with customers' expectations could prevent us from maintaining existing customer relationships, gaining new customers or expanding our markets.

Any failure in our systems could reduce the quality of our business services, which could harm our reputation and the success of our business and expose us to liability.

   Our business systems rely on the complex integration of numerous hardware and software subsystems to manage the transactions involved in acquiring the customer relationship through the processing of employee, payroll and benefits data. Any delay or failure in our systems, such as obstructions in our ability to communicate electronically with customers, employees or vendors, or in our ability to process data, could harm our reputation and the success of our business. We have from time to time experienced operational errors in these systems, which have caused errors in employee data, paychecks and benefits processing. The efficient operation of our systems is essential to customer acceptance of our products and services. If we are unable to meet customer demands or service expectations, we may be unable to forge and maintain the customer relationships that lead to recurring revenues. In addition, errors in our products and services, such as the improper denial of healthcare benefits or delays in making payroll, could expose our customers to liability for which we are contractually obligated to provide indemnification. Operational "bugs" may arise from one or more factors, including electro-mechanical equipment failures, computer server or systems failures, network outages, software performance problems, vendor performance problems and power failures. We expect bugs to continue to occur from time to time, any of which could cause our business to suffer.

   Our operations are dependent on each of our data centers being able to successfully provide back-up processing capability if we are unable to protect our computer and network systems against damage from a major catastrophe such as an earthquake or other natural disaster, fire, power loss, security breach, telecommunications failure or similar event. The precautions that we have taken to protect ourselves against these types of events may prove to be inadequate. If we suffer damage to our data or operations center, experience a telecommunications failure or experience a security breach, our operations could be seriously interrupted. Any interruption or other loss may not be covered by our insurance and could harm our reputation.

   In addition, we depend on the efficient operation of Internet and network connections among our systems, customers, benefit plans, plan administrators, financial institutions and regulatory entities. These connections in turn are based on the efficient operation of data exchange tools, web browsers, Internet service providers and Internet backbone service providers. Any disruption in Internet access provided by third parties could harm our business.

We must keep pace with rapid technological change in order to succeed.

   Our business depends upon the use of rapidly developing software, hardware, networking and Internet technologies. To succeed, we will need to effectively integrate new technologies as they become available to improve our products and services commensurate with customer requirements. In particular, we rely on enterprise software applications licensed from third parties that are upgraded from time to time. We may experience difficulties in adapting new technologies or product upgrades to our systems that could harm our performance or delay or prevent the successful development, introduction or marketing of new products and services. New products or upgrades may not be released according to schedule, or may contain defects when released. Difficulties in integrating new technologies could result in adverse publicity, loss of sales, delay in market acceptance of our products or services, or customer claims against us, any of which could harm our business. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes. In addition, we could lose market share if our competitors develop technologically superior products and services.

The software that we have integrated into our products and services may have defects that could harm our reputation or decrease market acceptance of our products and services.

   Any interruptions caused by unknown defects in our software could damage our reputation, cause our customers to initiate product liability suits against us, cause us to lose revenue or delay market acceptance of the outsourced business service that is based on this software. Our software may contain errors or defects, particularly when new versions or enhancements are released. We may not discover software defects that affect our current software or enhancements until after they are incorporated into our systems, which could harm our business.

   The software applications that we license from PeopleSoft, Concur and other third parties and integrate into our service offerings may contain defects when introduced or when new versions or enhancements are released. If our products and services incorporate software that has defects and these defects impair our service offerings, our business may be harmed.

Our executive officers and key technical employees are critical to our business and they may not remain with us in the future.

   Our future success will depend to a significant extent on the continued services of our executive officers and those of our technical employees who are skilled in transactional technology, database and networking. The loss of services of any of our executive officers and key technical employees could cause us to incur increased operating expenses and divert other senior management time in seeking replacements. The loss of their services could also harm our reputation as our customers could become concerned about our future operations.

We must continually attract and retain highly skilled personnel or we will be unable to execute our business strategy.

   Our future success also will depend on our ability to attract, hire, train and retain highly skilled technical, sales and marketing and support personnel, particularly with expertise in outsourced solutions and the technology platforms that we deploy today and will deploy in the future. Qualified personnel are in great demand throughout the Internet and business process outsourcing industries. Our failure to attract and retain the appropriate personnel may limit the rate at which we can expand our business, including developing new products and services and attracting new customers.

Acquisitions could result in dilution, operating difficulties and other harmful consequences.

   We may, from time to time, pursue acquisitions that could provide new, or enhance existing, products or services, additional industry expertise, a broader customer base or an expanded geographic presence. We may pay for acquisitions by issuing additional common stock and this would dilute our stockholders. We may also use significant amounts of cash or incur debt or amortization expenses associated with goodwill and other intangible assets, any one of which could harm our business. In addition, acquisitions involve numerous risks, including:

  . difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

  . diversion of management's attention from other business concerns;

  . entering markets in which we have no prior experience and may not succeed; and

  . potential loss of key employees of the acquired company.

   There are currently no active negotiations, commitments or agreements with respect to any such acquisition.

Current and potential competitors could decrease our market share and harm our business.

   Our industry is intensely competitive, evolving rapidly and subject to technological change. Increased competition in the business process outsourcing industry could result in price reductions, reduced gross margins or loss of market share, any of which could decrease our revenues and profitability and harm our reputation. We expect competition to intensify in the future in each of the following principal competitive factors in this market:

  . human capital expertise;

  . data integration and transfer technology;

  . service integration technology;

  . customer service and support; and

  . product and service fees.

   We currently compete and face potential competition for customers with a number of companies, including the following:

  . human resource and information systems departments of companies that perform their own administration of benefits, payroll and human resources;

  . business process outsourcers with high-volume transaction and administrative capabilities, such as Automatic Data Processing, Inc. and ProBusiness Services, Inc.;

  . benefits exchanges, such as eBenefits and SmartBenefits;

  . providers of web-enabled human resource applications, such as Simpata, Inc. and Workscape, Inc.; and

  . application service providers, such as Corio, Inc., Employease Inc. and Usinternetworking, Inc.

   As the market evolves, we expect increased competition from new market entrants. Some of our current and future competitors are significantly larger, have greater name recognition and have greater financial, marketing and other resources than we do. We may be unable to compete successfully against current and future competitors.

Our business and reputation may be harmed if we are unable to protect customer and employee privacy.

   Our information systems and Internet communications may be vulnerable to physical break-ins, attacks by computer vandals or similar intrusions. A third party may attempt to breach our security and gain access to confidential customer, employee, benefit plan or payroll information, or our own confidential information. We may be liable to our customers for any breach in our security and any breach could harm our business and reputation. We rely on encryption technology licenses from third parties. We may be required to expend significant capital and other resources to license additional encryption technology and other technologies to protect against security breaches or to alleviate problems caused by any security breach.

Our products and services are targeted at early stage and middle-market companies, which may be more volatile than well-established companies. As a result, we may experience greater customer turnover than if we targeted more mature companies.

   Our products and services are targeted at early stage and middle-market companies, which may be more likely to be acquired or to cease operations than other companies. As a result, our customer base may be more volatile than the customer bases of companies that have greater emphasis on more established companies. If we experience greater than expected customer turnover, either because our customers are acquired or cease operations or for any other reason, our business could be harmed.

We must establish and maintain strategic partnerships to increase revenue growth.

   We believe that our future revenue growth depends in part on the successful forging and maintenance of relationships with strategic partners that can add value to our customer offering. We would like to partner with portal and other service providers such as banks and travel agencies to offer online services targeted to our customers. To date, we have established only a limited number of these relationships. Failure to maintain these relationships or establish new partnerships may slow our revenue growth.

Economic downswings in the Northern California/Silicon Valley area would likely harm our business.

   While we presently maintain offices in seven markets, a significant portion of our business is concentrated in the Northern California/Silicon Valley area. As a result, negative economic and industry trends in this area could reduce the demand for business process outsourcing and harm our business.

If the Financial Accounting Standards Boards, or FASB, were to reverse its current position on the issuance of stock options in a shared employer relationship, Venture Employer Services could experience significant customer loss.

   Whether or not a company can elect the intrinsic value method of accounting for stock options as specified in Accounting Principles Board, or APB, Opinion No. 25, depends on several factors, including whether the stock options are granted to employees of the grantor. When the grantor's employees are employed by the grantor as reflected on the grantor's payroll, the grantor can generally successfully elect the intrinsic value method of accounting. However, if stock options are granted to temporary employees or non-employee Board members, the FASB requires that the grantor account for the stock options under the standards specified in Statement of Financial

Accounting Standards No. 123, which would result in the grantor taking a charge to earnings. The effect of this distinction on shared employees where the grantor's employees were on the payroll of a business outsourcing provider such as Venture Employer Services was uncertain until the FASB began to clarify the issue in 1998.

   On March 31, 1999, the FASB released an Exposure Draft entitled "Proposed Interpretation Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25," which sought to clarify this and other related issues. In that interpretation, the FASB concluded that the issuance of stock options in a shared employer relationship does qualify for APB Opinion No. 25 accounting treatment so long as certain criteria are met. In August and October of 1999, the FASB reiterated this position. We believe that our customer contracts comply with this criteria and that our customers may use APB Opinion No. 25 when accounting for the issuance of stock options. However, if the FASB were to reverse its position, we would expect to experience significant Venture Employer Services customer loss.

Through Venture Employer Services we may be subject to liability for customer and employee activities.

   Our Venture Employer Services offering delivers services through a shared employer arrangement. A number of legal issues remain unresolved with respect to these arrangements, including uncertainties concerning the ultimate liability for violations of employment and discrimination laws. The Venture Employer Services customer service agreement establishes the contractual division of responsibilities between us and our customers for various matters arising out of the employment relationship, including compliance with and liability under various laws and regulations. We may be subject to liability for violations of these or other laws and regulations despite these contractual provisions, even if we do not participate in such violations. We have historically been, and expect to continue to be in the future, named as a co-defendant in employment practices liability lawsuits against our Venture Employer Services customers. Generally, federal and state laws that apply to the employer-employee relationship do not specifically address the obligations and responsibilities of shared employers like us. If these or other federal or state laws are ultimately applied to our customer relationships in a manner adverse to us, our business could be harmed. In addition, Venture Employer Services employees may be deemed our agents by legal authorities, which would subject us to liability for their violations.

   Although the Venture Employer Services customer service agreement provides that the customer indemnifies us for any liability attributable to the conduct and activities of the customer or its employees, we may be unable to collect on a contractual indemnification claim and thus may be responsible for satisfying these liabilities. In addition, although we carry insurance that is intended to cover us in the event of an agency finding or an adverse determination with respect to our liability for the conduct of our customers' employees, our insurers may deny coverage for the full amount of our submitted claims, and any claims submissions could result in cost increases in our insurance premiums.

Implementation of new government regulations or changes in existing government regulations could significantly affect the cost of our operations.

   Our operations are governed by numerous federal, state and local laws relating to labor, tax and employment matters. However, most jurisdictions do not regulate the provision of outsourced human resources in a shared employer relationship. If federal, state or local jurisdictions were to change their regulatory framework related to outsourced human resources, or if additional jurisdictions implemented laws governing our industry that were materially different from existing laws, we could be required to make significant changes in our methods of doing business which could increase our cost of operations.

   In addition, state regulatory authorities generally require licenses for companies that do business in their states as insurance agents or third party administrators, or TPAs. Insurance and TPA regulation covers a host of activities, including sales, underwriting, rating, claims payments and record keeping by companies and agents. If regulatory authorities were to determine that the nature of our business requires that we be licensed as an insurance agent or as a TPA, we would incur substantial increased costs and become subject to greater restrictions, which could harm our business. Further, because the application of e-commerce to the payroll, benefits and human resource fields is relatively new, the impact of current or future laws and regulations on our business is difficult to anticipate.

Increases in premiums for insurance policies used by Venture Employer Services could harm our financial condition.

   A significant benefit offered by Venture Employer Services is maintaining health and workers compensation insurance plans that cover customer worksite employees. Any disruption in our relationship with the vendors who provide our health and workers compensation insurance or any failure to maintain cost-effective health and workers compensation plans could harm our business.

   Health insurance premiums, state unemployment taxes and workers compensation rates for Venture Employer Services are in part determined by our claims experience and comprise a significant portion of our direct costs billed. Each of these costs represents overhead items for Venture Employer Services. We employ extensive risk management procedures in an attempt to control claims incidence and ultimate cost. These measures include in-house staff, regular training, partnerships with skilled brokers and like strategies. Should we experience a large increase in claim activity, unemployment taxes, health insurance premiums or workers compensation insurance rates may increase. We may be unable to or delayed in incorporating these increases into service fees to customers. As a result, these increases could have a material adverse effect on our financial condition.

An increase in bad debt expenses could harm our financial condition.

   The Venture Employer Services customer service agreement establishes a shared employer relationship with worksite employees and obligates us to assume payment of salaries, wages and related benefit costs and payroll taxes of these employees. Our direct obligation to these employees requires that we pay their salaries and wages regardless of whether the customer company makes timely payment to us of the associated service fee. We also must provide benefit plans to these employees even if the costs we incur exceed the fees paid by the customer company. We address this risk by requiring all customers to execute electronic funds transfer authorizations in our favor and by collecting payment for health insurance and payroll charges in advance of disbursement to the employees and carriers. We also secure surety bond coverage for the fees that are owed to us by our customers. During the period from January 1, 1994 through December 31, 1999, we have recorded approximately $298,000 in bad debt expense on approximately $1.6 billion of total payroll and insurance costs billed. In the event there are changes in the business markets that adversely affect the financial condition of large numbers of our customers at once, our protective measures may be insufficient and we may incur substantial liability for worksite employee payroll and benefits costs that would harm our financial condition.

If we are unable to protect our intellectual property, or if we infringe on the intellectual property rights of others, our business may be harmed.

   Our success depends in part on intellectual property rights to products and services that we develop. We rely on a combination of contractual rights, including non-disclosure agreements, trade secrets, copyrights and trademarks to establish and protect our intellectual property rights in our names, products, services and related technologies. Loss of intellectual property protection, or the inability to secure intellectual property protection on any of our names, confidential information, or technology could harm our business.

   We currently have no registered patents or pending patent applications covering any of our technology. We have received U.S. trademark registrations for TriNet Employer Group, TriNet Employer Group, Inc. (and Design) and Venture Talent. Our registrations may be unenforceable or ineffective in protecting our marks. We also claim common law rights in the Triangle Logo, and the marks TriNet, ePowered HR for Fast Companies, HR Passport, Passport Portal and Digital Human Resources.

   We typically enter into non-disclosure and confidentiality agreements with our employees and consultants with access to sensitive information. These agreements may be inadequate to protect our intellectual property rights or prevent misappropriation of our technology. Products and services with features similar to our products and services may be independently developed.

   Although we believe that none of our intellectual property infringes on the rights of others, third parties may nevertheless assert infringement claims against us in the future. We may be required to modify our products, services, internal systems, or technologies, or obtain a license to permit our continued use of those rights. We may be unable to do so in a timely manner, or upon reasonable terms and conditions. Failure to do so could harm our business. In addition, future litigation over these matters could result in substantial costs and resource diversion. Adverse determinations in any litigation or proceedings of this type could subject us to significant liabilities to third parties and could prevent us from using some of our products, services, internal systems or technologies. Our name and marks may be unenforceable in countries outside of the United States, which may adversely affect our ability to use our name and marks outside of the United States.

We invest funds transferred to us by our customers for use in servicing their business until needed for the applicable service. We are liable for any losses ensuing from this investment activity, and our business could be harmed by unexpected fluctuations in interest rates.

   We invest funds transferred to us by customers, such as wage, benefits and tax funds, until needed for the applicable service, such as remitting the payroll tax funds to tax authorities when due. We typically invest these funds in short-term financial instruments such as overnight U.S. government direct and agency obligations repurchase agreements, commercial paper rated A-1 and/or P-1 and money market funds with an underlying credit quality of AA or better. These investments are exposed to credit risks from the possible inability of the borrowers to meet the terms of their obligations under the financial instruments. We are liable for any losses on these investments. In addition, interest income earned from investing these funds represents a portion of our revenues. As a result, our business could be significantly impacted by interest rate fluctuations.

There are many risks associated with international operations.

   We are actively engaged in business in Canada and are targeting efforts to further diversify internationally. Our expansion into international markets will subject us to a number of risks, including:

  . costs of customizing products and services for foreign countries;

  . laws and business practices favoring local competition;

  . dependence on local vendors;

  . compliance with multiple, conflicting and changing governmental laws and regulations;

  . longer sales cycles;

  . greater difficulty in collecting accounts receivable;

  . import and export restrictions and tariffs;

  . difficulties staffing and managing foreign operations; and

  . political and economic instability.

Our future revenue growth depends in part on the development and growth of the Internet and e-commerce.

   Rapid growth in the use of the Internet and the development of e-commerce is a recent phenomenon. The use of our Internet-related services, which will affect our future revenue growth, may not grow if Internet use in general does not continue to grow. Internet acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Varying factors could inhibit future growth in Internet usage, including:

  . inadequate network infrastructure;

  . security concerns;

  . inconsistent quality of service; and

  . unavailability of cost effective, high speed service.

We face risks in connection with the year 2000.

   Many installed computer systems and software products were programmed to accept only two digits in the date code field. As of January 1, 2000, it became necessary for these code fields to accept four digit entries to distinguish years beginning with "19" from those beginning with "20."

   We have assessed all of our internal computer systems and software products, tested those systems and products and remedied any known problems. We have communicated with our key suppliers to assess whether or not the products, services, networks and technologies of these suppliers are year 2000 compliant. We have also completed an assessment of whether our networks that depend upon third parties for telecommunications services and power are year 2000 compliant. In the fourth quarter of 1999, we completed our year 2000 assessment, testing and remediation efforts.

   We have a contingency plan for handling year 2000 problems that were not detected and corrected prior to their occurrence, and we are continuing to assess any exposure areas in order to determine what additional steps are advisable. We are prepared to use backup systems and have developed other alternative contingency plans for other critical functions where computer systems are essential. To date, we have not experienced any material year 2000 problems. However, if all of our potential year 2000 problems were not properly identified or if adequate assessment and remediation are not timely effected with respect to any year 2000 problems, our business could be harmed. Moreover, any year 2000 compliance problems facing our suppliers or vendors could also harm our business.

                         Risks Related to Our Offering

Our stock price may be volatile.

   We expect our stock price to be subject to wide fluctuations in response to a variety of factors, including factors beyond our control. These broad market and industry factors could harm the market price of our common stock, regardless of our performance. These factors include:

  . actual or anticipated quarterly variations in our operating results;

  . changes in expectations as to our future financial performances or changes in financial estimates, if any, of securities analysts;

  . announcements of new human resources products, services or technological innovations;

  . announcements relating to strategic relationships and transactions;

  . customer relationship developments;

  . regulatory changes;

  . success of our operating strategy;

  . competition;

  . additions or changes in key personnel;

  . sales of substantial amounts of our common stock or other securities on the open market; and

  . the operating and stock price performance of comparable companies.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the prices of many Internet and e-commerce companies and which have often been unrelated to the operating performance of these companies. These market fluctuations may cause a decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business.

An active public market for our common stock may not develop.

   An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares has been determined by negotiations between us and the representatives of the underwriters and does not necessarily relate to any established criteria of value. As a result, our stock price may trade at prices below our offering price.

The allocation of proceeds from this offering may not yield significant returns for our stockholders.

   We have not yet allocated a substantial portion of the net proceeds of this offering to specific uses. Management will have broad discretion as to the application of the offering proceeds. Pending the use of such proceeds for general corporate purposes and acquisitions, such proceeds will be placed in short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States. It is possible that the return on such investments will be less than that which would be realized were we immediately to use such funds for other purposes.

A large number of shares becoming eligible for sale after this offering could cause our stock price to decline.

   Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that sales could occur, could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale."

Our directors, executive officers and principal stockholders will be able to exert significant influence over us.

   After this offering, our directors, executive officers and our stockholders who currently own over 5% of our common stock will beneficially own
approximately     % of our outstanding common stock. These stockholders, if
they vote together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us.

You will incur immediate and substantial dilution in the net tangible book value of the stock you purchase.

   The initial public offering price is substantially higher than the net
tangible book value of $     per share that our outstanding common stock will
have immediately after this offering. Accordingly, if you purchase shares of our common stock, you will incur immediate and substantial dilution of $ per share. If the holders of outstanding options exercise those options, you will suffer further dilution. See "Dilution."

Our undesignated preferred stock may inhibit potential acquisition bids for us, cause the market price for our common stock to fall and diminish the voting rights of the holders of our common stock.

   If our board of directors issues preferred stock, potential acquirors may not make acquisition bids for us, our stock price may fall and the voting rights of existing stockholders may diminish as a result. Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. See "Description of Capital Stock-- Preferred Stock."

We have anti-takeover defenses and employment agreements that could delay or prevent an acquisition of our company.

   Provisions of our certificate of incorporation and bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, we have employment agreements with our executive officers that provide for the payment of certain benefits, the acceleration of vesting of stock options and the rights of these officers to require us to purchase their stock at a premium if these officers are terminated within a specified period following the occurrence of a change of control event. These agreements may make it more difficult for a third party to acquire us. See "Management--Employment Agreements" and "Description of Capital Stock."

We may need to raise additional capital to achieve our business objectives.

   We may need to raise additional capital to continue to develop our business. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we would be unable to achieve one or more of our business objectives, including:

  . continue to develop our business;

  . take advantage of acquisition opportunities;

  . develop or enhance our products and services;

  . increase our revenues; or

  . respond to competitive pressures.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, including the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains forward-looking statements that involve risks and uncertainties. The statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by the use of words such as may, will, should, expects, plans, anticipates, believes, estimates, predicts, potential or continue, or the negative of these terms or other comparable terminology. Our actual results could be materially different from those anticipated in these forward-looking statements as a result of a number of factors, including the risks we face described above and elsewhere in this prospectus. Before you decide to invest in our common stock, you should be aware that if any of the events described in the "Risk Factors" section and elsewhere in this prospectus occur, they could have an adverse affect on our business, financial condition and results of operations. We are not obligated to update any forward-looking statements.

                                USE OF PROCEEDS

   We estimate that the net proceeds we will receive from the sale of
the           shares of common stock offered by us will be $       million. Our
calculation of the net proceeds assumes an initial public offering price of
$     per share and is net of the estimated underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from shares sold by the selling stockholder.

   We intend to use approximately $   million of the net proceeds of this
offering to discharge our loan from Sanwa Bank California. The interest rate on this debt is either LIBOR plus 3.6% or the bank's reference rate plus 1.0%, at our option, and the line of credit that we have with the bank converts into a term loan on March 31, 2000 that matures on March 31, 2003. We borrowed this money to develop our software systems and licensing and to purchase computer hardware. The remaining net proceeds of this offering will be used for general corporate purposes, including working capital, sales and marketing expenditures and development of new products and services, and we may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although we have no present agreement or understanding with respect to any material acquisition or investment. We have not determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, our management will have broad discretion to spend flexibly in applying most of the net proceeds of this offering. Pending their use we intend to invest the net proceeds of this offering in interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table presents our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the conversion of all outstanding preferred shares into 542,304 shares of common stock, which will occur before the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the pro forma adjustment and
    our sale of           shares of common stock in this offering at an
    assumed initial offering price of $      per share and our receipt of the
    net proceeds from the sale of those shares, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.

                                                   As of December 31, 1999
                                               --------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                               -------  ----------- -----------
                                                        (unaudited) (unaudited)
                                                 (in thousands, except share
                                                            data)
Long-term debt................................ $ 1,767    $ 1,767   $
Deferred income taxes.........................   1,084      1,084
Redeemable convertible preferred stock,
 Series E, $40 stated value, 75,000 shares
 authorized; 12,500 shares outstanding
 (actual); no shares outstanding (pro forma
 and pro forma, as adjusted)..................     500        --
Stockholders' equity:
 Preferred stock, $0.0001 par value; 5,000,000
  shares authorized; no shares outstanding
  (actual, pro forma and pro forma as
  adjusted)...................................     --         --
 Common stock, $0.0001 par value; 100,000,000
  shares authorized; 6,385,394 shares
  outstanding (actual); 6,927,698 shares
  outstanding (pro forma); and      shares
  outstanding (pro forma as adjusted).........   6,620      7,120
Deferred compensation.........................  (1,073)    (1,073)
Accumulated deficit...........................    (725)      (725)
Accumulated other comprehensive loss..........      (6)        (6)
                                               -------    -------   ----------
  Total stockholders' equity..................   4,816      5,316
                                               -------    -------   ----------
   Total capitalization....................... $ 8,167    $ 8,167   $
                                               =======    =======   ==========

   The above information excludes as of December 31, 1999:

  . 689,627 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.82; and

  .            shares reserved for future issuance under our employee benefit plans.

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was $
million, or $     per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of pro forma tangible assets less total liabilities, by the pro forma number of shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock.

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial public
offering price of $     per share and after deducting estimated underwriting
discounts and commissions and offering expenses payable by us, our adjusted pro forma net tangible book value as of December 31, 1999 would have been
$   million, or $     per share. This amount represents an immediate increase
in pro forma net tangible book value of $ per share to existing stockholders and an immediate dilution of $ per share to investors in this offering. The following table illustrates this dilution of net tangible book value per share:

   Assumed initial public offering price............................      $
     Pro forma net tangible book value per share as of December 31,
      1999.......................................................... $
     Increase per share attributable to new investors...............
                                                                     ----
   Pro forma as adjusted net tangible book value per share after this offering...................................................
                                                                          ----
   Dilution per share to new investors..............................      $
                                                                          ====

   The following table summarizes as of December 31, 1999, on the pro forma basis discussed above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in
this offering, at an assumed initial public offering price of $     per share,
before deducting estimated underwriting discounts and commissions and offering expenses payable by us. Shares to be sold by the selling stockholder are excluded from the shares purchased by the new investors and included in shares purchased by the existing stockholders in this table.

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
   Existing stockholders............              % $            %     $
   New investors....................
                                      ----   -----  -----   -----
     Total..........................         100.0% $       100.0%
                                      ====   =====  =====   =====

   Sales by the selling stockholder in this offering will have the following effects:

  . it will reduce the shares held by existing stockholders to
    shares, or     % of the total shares outstanding after this offering; and

  . it will increase the shares held by new investors to           , or
         % of the total shares outstanding after this offering.

   The exercise of the underwriters' over-allotment in full will have the following effects:

  . it will reduce the shares held by existing stockholders to
    shares, or     % of the total shares outstanding after this offering; and

  . it will increase the shares held by new investors to           , or
         % of the total shares outstanding after this offering.

   The above information excludes 689,627 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted average exercise price of $4.82 per share. If any of those options are exercised, new investors will incur further dilution.

                            SELECTED FINANCIAL DATA

   The tables that follow present portions of our financial statements and are not complete. You should read the selected financial data below in conjunction with our financial statements and the related notes included elsewhere in this prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The following selected financial data as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, have been derived from, and are qualified by reference to, our audited financial statements and notes thereto, which are included elsewhere in this prospectus. The selected financial data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 were derived from our audited financial statements, which do not appear in this prospectus. Historical results are not necessarily indicative of future results.

                                             Year Ended December 31,
                                      -----------------------------------------
                                       1995    1996    1997     1998     1999
                                      ------  ------  -------  -------  -------
                                      (in thousands, except per share data)
Results of Operations:
Service revenues (net of direct
 costs billed of $79,077, $117,026,
 $241,917, $386,221, $712,945,
 respectively)......................  $2,515  $3,139  $ 7,749  $12,443  $19,127
Operating expenses:
 Cost of providing services.........   1,586   1,687    4,120    6,379   10,102
 Client acquisition costs...........     521     635    1,078    1,102    2,541
 General and administrative.........     582     614      846    1,783    2,543
 Research and development...........     180     194      488      719    2,353
 Depreciation.......................     112     139      229      565      743
 Stock-based compensation...........      --      --       --      146      651
                                      ------  ------  -------  -------  -------
  Total operating expenses..........   2,981   3,269    6,761   10,694   18,933
                                      ------  ------  -------  -------  -------
Operating income (loss).............    (466)   (130)     988    1,749      194
Interest income (expense), net......     (19)    (26)      19       38       64
Foreign exchange gain (loss)........      --      --       --      (26)      38
(Provision) benefit for income
 taxes..............................      20      (1)    (247)    (779)    (399)
                                      ------  ------  -------  -------  -------
Net income (loss)...................  $ (465) $ (157) $   760  $   982  $  (103)
                                      ======  ======  =======  =======  =======
Net income (loss) available to
 common stockholders................    (466)   (217)    (347)     455     (133)
Basic net income (loss) per common
 share..............................  $(0.14) $(0.07) $ (0.10) $  0.07  $ (0.02)
Basic weighted average shares
 outstanding........................   3,260   3,323    3,599    6,303    6,340
Diluted net income (loss) per common
 share..............................  $(0.14) $(0.07) $ (0.10) $  0.07  $ (0.02)
Diluted weighted average shares
 outstanding........................   3,260   3,323    3,599    6,593    6,340
Pro forma basic and diluted net
 (loss) per common share
 (unaudited)........................                                    $ (0.01)
Pro forma basic and diluted weighted
 average shares outstanding
 (unaudited)........................                                      6,883
                                                  December 31,
                                      -----------------------------------------
                                       1995    1996    1997     1998     1999
                                      ------  ------  -------  -------  -------
                                                 (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents...........  $2,470  $4,807  $ 7,927  $ 8,585  $16,777
Working capital.....................     550     418      251    1,005      113
Total assets........................   4,797   8,528   14,758   20,092   35,791
Long-term obligations...............     176      66       --      531    2,851
Redeemable convertible preferred
 stock..............................     959   1,455       --      500      500
Total stockholders' equity
 (deficit)..........................     (10)   (411)   2,943    4,068    4,816

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

   We provide web-enabled business process outsourcing, or BPO, of payroll, benefits and human resource support to fast growth technology companies in North America. In 1990, we introduced Venture Employer Services targeted to emerging fast-growth technology companies. In January 1999, we initially launched Enterprise Employer Services, an integrated outsourced payroll and benefits administration service for middle-market companies.

   Service revenues for Venture Employer Services, Enterprise Employer Services, Venture Talent and Venture Management Resources consist of fees charged for services and vary based on the level of services provided.

   Customers of Venture Employer Services enter into a customer service agreement that establishes a shared employer relationship between us and the customer. The agreement provides for an initial one-year term, subject to cancellation on 30 days' notice by either us or the customer. Direct costs billed that are associated with the gross payroll of each employee, the estimated costs of employment related taxes, and health and welfare benefit plan premiums are not included in service revenue. These fees are invoiced along with each periodic payroll processed.

   Each customer service agreement obligates us to provide the benefits and services enumerated in that agreement as well as to pay the direct costs billed associated with these benefits and services regardless of whether the customer makes timely payments to us. The most significant direct costs associated with each customer service agreement are the salaries and wages of employees that generally are disbursed promptly after the applicable customer service fee is received.

   Investment revenue is earned during the period between collecting customer funds and the payment of applicable wages and the remittance of funds to the applicable taxing authorities as well as other regulatory and insurance entities. Investment revenue by Venture Employer Services and Enterprise Employer Services is included in service revenues.

   Cost of providing services consists primarily of salaries and wages from our payroll, benefits and human resource departments as well as the overhead relating to these functions. As we expand our operations to service additional customers and employees, we expect these expenses will continue to increase.

   Client acquisition costs consist primarily of salaries, commissions and wages associated with our sales force, marketing department and client implementation services. In addition to these costs, costs relating to the marketing programs supporting us are included within client acquisition costs. We intend to pursue additional sales and marketing campaigns and therefore expect these expenses to increase in the future.

   General and administrative expenses consist primarily of salaries and related personnel expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business and assume the responsibilities and costs associated with becoming a public company, we expect that general and administrative expenses will also increase.

   Research and development expenses consist primarily of salaries and related personnel expenses, consultant fees relating to the design, development, testing and enhancement of our back-end software and processes as well as employee and management interfacing applications. We believe that continued investment in research and development is critical to attaining our stated objectives. We expect these expenses to increase significantly in the future as we continue to develop and enhance our service offerings.

   In connection with the grant of certain options to employees, we recorded non-cash stock-based compensation charges of approximately $1.4 million for the year ended December 31, 1999 and $503,000 for the year ended December 31, 1998, representing the difference between the exercise price of these options and the deemed fair value of our common stock as of the date of grant. These amounts are being amortized over the respective vesting periods of the options using a graded method. As of December 31, 1999, the remaining deferred compensation was scheduled to be amortized at the rate of $674,000 for the year ending December 31, 2000, $279,000 for the year ending December 31, 2001, $106,000 for the year ending December 31, 2002 and $14,000 for the year ending December 31, 2003. The actual amount of stock-based compensation expense to be recognized in future periods could decrease if options for which deferred compensation has been recorded are terminated before they vest.

   Our provision for income taxes exceeds the U.S. statutory rate of 34% and is expected to continue to exceed the statutory rate primarily due to state income taxes and the amortization of nondeductible stock-based compensation. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. Significant items resulting in deferred income taxes include software development costs, depreciation and accrued expenses. Changes in these items are reflected in our financial statements through our deferred income tax provision.

   We believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. We may not succeed in addressing these risks and difficulties. Although we have experienced revenue growth in the past, this growth may not continue.

Results of Operations

   The following table sets forth statement of operations data as a percentage of total revenues for the periods indicated:

                                                  Year Ended December 31,
                                                  ---------------------------
                                                   1997      1998      1999
                                                  -------   -------   -------
Service revenues (net of direct costs billed).... 100.0 %     100.0 %   100.0 %
                                                  -------   -------   -------
Operating expenses:
 Cost of providing services......................    53.2      51.3      52.8
 Client acquisition costs........................    13.9       8.8      13.3
 General and administrative......................    10.9      14.3      13.3
 Research and development........................     6.3       5.8      12.3
 Depreciation....................................     3.0       4.5       3.9
 Stock-based compensation .......................      --       1.2       3.4
                                                  -------   -------   -------
  Total operating expenses.......................    87.3      85.9      99.0
                                                  -------   -------   -------
Operating income.................................    12.7      14.1       1.0
Interest income (expense), net...................     0.2       0.3       0.3
Foreign exchange gain (loss).....................      --      (0.2)      0.2
(Provision) benefit for income taxes.............    (3.1)     (6.3)     (2.0)
                                                  -------   -------   -------
Net income (loss)................................     9.8 %     7.9 %    (0.5)%
                                                  =======   =======   =======

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Service Revenues. Our service revenues increased $6.7 million to $19.1 million in 1999 from $12.4 million in 1998, representing an increase of 53.7%. This increase was primarily due to the introduction of Enterprise Employer Services, an increase in the number of customers and related increases in the number of employees processed under Venture Employer Services and increases in placement fees generated by Venture Talent. Prior to 1999, we had no service revenues from Enterprise Employer Services.

   Cost of Providing Services. Our cost of providing services increased $3.7 million to $10.1 million in 1999 from $6.4 million in 1998, representing an increase of 58.4%. The increase was due to increases in the number of personnel in payroll, benefits and human resource administration functions relating to providing services to our customers.

   Client Acquisition Costs. Client acquisition costs increased by $1.4 million to $2.5 million in 1999 from $1.1 million in 1998, representing an increase of 130.5%. This increase was primarily attributable to salaries and commissions associated with newly hired personnel as a result of expanding into new geographic markets and new marketing programs.

   General and Administrative Expense. General and administrative expense increased by $761,000 to $2.5 million in 1999 from $1.8 million in 1998, representing an increase of 42.7%. The increase primarily resulted from salaries associated with newly hired personnel and related operational costs required to manage our growth.

   Research and Development Expense. Research and development expense increased $1.6 million to $2.4 million in 1999 from $719,000 in 1998, representing an increase of 227.4%. The increase in research and development expense reflects our additional expenditures for the development of front-end and back-end software applications.

   Depreciation Expense. Depreciation expense increased $178,000 to $743,000 in 1999 from $565,000 in 1998, representing an increase of 31.5%. This is due to an increase in capitalized information technology equipment and capitalized licensed software as a result of additional development of front-end and back-end software applications.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Service Revenues. Our service revenues increased $4.7 million to $12.4 million in 1998 from $7.7 million in 1997, representing an increase of 60.6%. This increase was primarily due to an increase in the number of customers and related increases in the number of employees processed under Venture Employer Services as well as increases in placement fees generated by Venture Talent.

   Cost of Providing Services. Our cost of providing services increased $2.3 million to $6.4 million in 1998 from $4.1 million in 1997, representing an increase of 54.8%. The increase was due to increases in the number of personnel in payroll, benefits and human resource administration functions relating to providing services to our customers.

   Client Acquisition Costs. Client acquisition costs remained consistent between 1998 and 1997 at approximately $1.1 million. The amount remained constant as a result of no net increase in personnel costs during 1998 and 1997.

   General and Administrative Expense. General and administrative expense increased by $1.0 million to $1.8 million in 1998 from $846,000 in 1997, representing an increase of 110.6%. The increase primarily resulted from salaries associated with newly hired personnel and related operational costs required to manage our growth.

   Research and Development Expense. Research and development expense increased by $231,000 to $719,000 in 1998 from $488,000 in 1997, an increase of 47.1%.
The increase in research and development expense reflects our additional expenditure for the development of front-end and back-end software applications.

   Depreciation Expense. Depreciation expense increased $336,000 to $565,000 in 1998 from $229,000 in 1997, an increase of 147.1%. This was due to an increase in capitalized information technology equipment and capitalized licensed software as a result of additional development of front-end and back-end software applications.

Quarterly Results of Operations

   The following tables represent unaudited statement of operations data for our most recent eight quarters. The first table contains revenue and expense data expressed in dollars, while the second table contains the same data expressed as a percentage of our revenue for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. We have prepared this unaudited information on a basis consistent with the audited consolidated financial statements contained in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly results have been in the past, and in the future may be, subject to fluctuations. As a result, we believe that results of operations for the interim periods are not necessarily indicative of results for any future period.

                                                     Three Months Ended
                          --------------------------------------------------------------------------------
                          Mar. 31   June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998       1998      1998       1998      1999      1999      1999       1999
                          -------   --------  ---------  --------  --------  --------  ---------  --------
                                                       (in thousands)
Service revenues (net of
 direct costs)..........  $2,724     $2,819    $3,321     $3,579    $4,160    $4,360    $4,779     $5,828
Cost of providing
 services...............   1,468      1,548     1,614      1,749     2,093     2,210     2,600      3,199
Client acquisition
 costs..................     277        267       243        315       474       574       562        931
General and
 administrative ........     433        418       438        494       613       565       577        788
Research and development
 .......................     215        126       159        219       363       358       477      1,155
Depreciation ...........     136        139       141        149       168       180       188        207
Stock-based compensation
 .......................       2          7        63         74        90       121       216        224
                          ------     ------    ------     ------    ------    ------    ------     ------
 Total operating
  expenses..............   2,531      2,505     2,658      3,000     3,801     4,008     4,620      6,504
                          ------     ------    ------     ------    ------    ------    ------     ------
Operating income
 (loss).................     193        314       663        579       359       352       159       (676)
Other income (expense):
 Interest income, net...       9          9        12          8        11        12        13         28
 Foreign exchange gain
  (loss)................      (8)        (8)      (10)        --       (22)       15         2         43
                          ------     ------    ------     ------    ------    ------    ------     ------
Income (loss) before
 provision for income
 taxes..................     194        315       665        587       348       379       174       (605)
(Provision) benefit for
 income taxes...........     (81)      (131)     (297)      (270)     (504)     (544)     (267)       916
                          ------     ------    ------     ------    ------    ------    ------     ------
Net income (loss).......  $  113     $  184    $  368     $  317    $(156)    $ (165)   $  (93)    $  311
                          ======     ======    ======     ======    ======    ======    ======     ======


As a percentage of total
 revenues:
Service revenues (net of
 direct costs)..........   100.0 %    100.0 %   100.0 %    100.0 %   100.0 %   100.0 %   100.0 %    100.0 %
Cost of providing
 services...............    53.9       54.9      48.6       48.9      50.3      50.7      54.4       54.9
Client acquisition
 costs..................    10.2        9.5       7.3        8.8      11.4      13.2      11.8       16.0
General and
 administrative ........    15.9       14.9      13.2       13.8      14.7      12.9      12.1       13.5
Research and development
 .......................     7.9        4.5       4.8        6.1       8.7       8.2      10.0       19.8
Depreciation ...........     5.0        4.9       4.2        4.1       4.1       4.1       3.9        3.6
Stock-based compensation
 .......................     0.0        0.2       1.9        2.1       2.2       2.8       4.5        3.8
                          ------     ------    ------     ------    ------    ------    ------     ------
 Total operating
  expenses..............    92.9       88.9      80.0       83.8      91.4      91.9      96.7      111.6
                          ------     ------    ------     ------    ------    ------    ------     ------
Operating income
 (loss).................     7.1       11.1      20.0       16.2       8.6       8.1       3.3      (11.6)
Other income (expense):
 Interest income, net...     0.3        0.3       0.4        0.2       0.3       0.3       0.3        0.5
 Foreign exchange gain
  (loss)................    (0.3)      (0.3)     (0.4)       0.0      (0.5)      0.3       0.1        0.7
                          ------     ------    ------     ------    ------    ------    ------     ------
Income (loss) before
 provision for income
 taxes..................     7.1       11.1      20.0       16.4       8.4       8.7       3.7      (10.4)
(Provision) benefit for
 income taxes...........    (3.0)      (4.6)     (8.9)      (7.5)    (12.1)    (12.5)     (5.6)      15.7
                          ------     ------    ------     ------    ------    ------    ------     ------
Net income (loss).......     4.1 %      6.5 %    11.1 %      8.9 %    (3.7)%    (3.8)%    (1.9)%      5.3 %
                          ======     ======    ======     ======    ======    ======    ======     ======

   Our quarterly operating results have fluctuated significantly in the past, and will continue to fluctuate in the future as a result of a number of factors, many of which are outside of our control, including:

  . the number and size of new customers initiating service;

  . the decision of one or more customers to delay implementation or cancel ongoing services;

  . our ability to design, develop and introduce new services and features for existing services on a timely basis;

  . costs associated with strategic acquisitions and alliances or investments in technology;

  . expenses incurred for geographic and service expansion;

  . a reduction in the number of employees of our customers; and

  . acquisitions of our customers by other companies.

   Our expenses are relatively fixed in the near and medium terms and are based in part on our expectations of future revenues, which may vary significantly. Our expectations regarding future revenues may not be accurate. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall, which could harm our operating results.

Liquidity and Capital Resources

   Since our inception we have funded our operations primarily through private sales of convertible preferred equity securities resulting in aggregate net proceeds of $7.25 million and cash from operations. We have also funded our operations through a debt agreement with Sanwa Bank California that provides us with up to $4.0 million in financing. We had drawn down $2.4 million on this line of credit as of December 31, 1999.

   Net cash provided by operating activities for 1999 was $11.6 million as a result of a net loss of $103,000 and an increase in accrued compensation and related expenses relating to timing differences in receiving and remitting funds to insurance carriers and taxing authorities of customer payrolls of $10.7 million. Net cash provided by operating activities was $2.2 million in 1998 and $4.2 million in 1997. This decrease resulted from the timing of payrolls at the end of the reporting periods and the associated accruals.

   Net cash used in investing activities was $4.7 million for 1999 as a result of purchases of equipment and the capitalization of development costs relating to the migration of our back-office processing systems to our new PeopleSoft platform. Net cash used in investing activities was $1.9 million in 1998 and $2.2 million in 1997 and was related to investments in infrastructure for expansion of long-term operations, including software development costs.

   Net cash provided by financing activities was $1.4 million for 1999, primarily as a result of borrowing $1.2 million from Sanwa Bank California. Net cash provided by financing activities was $427,000 during 1998 and $1.2 million during 1997, primarily due to the issuance of $500,000 in preferred stock in 1998 as compared with $1.0 million in preferred stock in 1997.

   We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities as well as planned capital expenditures will constitute a substantial use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or products. We believe that the net proceeds from this offering, together with our current cash and cash equivalents and cash generated from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for the next 12 months. During or after this period, if cash generated by operations is insufficient to satisfy our operating requirements, we will be required to seek additional debt or equity financing. We may be unable to obtain any financing on terms acceptable to us, if at all. If we sell additional equity securities, our stockholders' holdings could be diluted.

Year 2000 Issues

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations for any company using computer programs or hardware, including among other things, a temporary inability to process data or engage in normal business activities. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid Year 2000 issues.

   State of Readiness. We have completed our assessment of any potential Year 2000 issues for our internal computer applications, including embedded control systems in equipment to determine whether they will function for the Year 2000 and beyond and what modifications would be required to ensure their continuing functionality. We implemented a new financial accounting system in May of 1998 that is Year 2000 compliant. Our legacy human resource information system has been upgraded to be Year 2000 compliant and we are migrating all customers to our new human resource information system that is also Year 2000 compliant. We performed backups of the existing and previous versions of our legacy human resource information system so that in the event our new human resource information system and related hardware do not function properly we can continue to operate under our legacy system.

   We are unable to control whether systems operated by our suppliers of goods and services are Year 2000 compliant. The failure of systems operated by our suppliers could cause us to incur significant expenses to remedy any problems or otherwise seriously damage our business. We have communicated with suppliers to assess the risk of Year 2000 issues. Based on these results, we do not expect any material Year 2000 issues regarding our dealings with our suppliers. We do not believe that Year 2000 issues will have a material impact on our business, financial condition or results of operations.

   Budget. Our costs of Year 2000 compliance have been immaterial.

   Reasonably Likely Worst Case Scenario. If we or our suppliers of goods and services fail to remedy any Year 2000 issues, the reasonably likely worst case scenario would be the interruption of our services to our customers, which could harm our business. We are unable to estimate the duration and extent of any interruption, or estimate the effect such interruption may have on our future results of operations.

   Contingency Plans. We have adopted contingency measures to ensure the uninterrupted operation of our business, including:

  . creation of an additional processing facility to reduce the dependency on a single facility;

  . off-site storage of tape backup;

  . paper archive copies of critical data; and

  . availability of information systems staff to correct any isolated problems.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or FAS 133. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," or FAS 137, which amends FAS 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000 or January 1, 2001 for us. We do not expect that adoption of FAS 137 will have a material impact on our reported results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Interest Rate Risk. We are subject to market risk from exposure to changes in interest rates based on our investing and cash management activities. We use overnight investments that may include U.S. government agency and other corporate debt and securities. Our current borrowings from Sanwa Bank bear interest at a variable rate and on March 31, 2000 will convert to a fixed rate term note. Accordingly, we believe there is currently minimal exposure to interest rates.

   Foreign Currency Exchange Rate Risk. To date, substantially all of our service revenues have been denominated in U.S. dollars and generated primarily from customers in the United States, and our exposure to foreign currency exchange rates has been immaterial. We expect, however, that future service revenues may also be derived from international operations where service revenues may be denominated in currency of the applicable market. We do not currently use or anticipate using financial hedging techniques to attempt to minimize fluctuations in exchange rates.

                                    BUSINESS

Introduction

   We are a leading provider of web-enabled business process outsourcing, or BPO, of payroll, benefits and human resource support and technology to fast-growth technology companies in North America. With significant web delivery capabilities already enabled, and others in development, we believe that we offer the first fully integrated end-to-end e-commerce solution for payroll, benefits and human resource transactions. Our systems and services allow our customers to focus on their respective core business functions by outsourcing their human resource technology or entire human resource functions to us without losing real-time access to critical data. In addition, we serve as an exchange between our customers and a variety of benefit plan and financial service providers, creating economies of scale and efficiencies in the procurement, set-up and on-going maintenance of vendor relationships involving the full range of payroll, benefits and human resource processes.

   We have over 10 years of industry experience in providing BPO services to fast-growth technology companies in North America. We target "fast companies" that are characterized by rapid headcount growth, outside equity financing and highly skilled, technically savvy work forces. The complexities of managing rapid growth make fast companies receptive to value-added outsourcing relationships. We provide fast companies with access to enterprise-class technology, benefits packages and employee self-service offerings while alleviating time-consuming administrative tasks associated with the implementation and maintenance of these complex functions. Our market focus has created a large and growing referral network among venture investors and also provides an opportunity for us to achieve compounding internal growth as our customers expand their employee headcount.

Industry

 Overview of Business Process Outsourcing for Payroll, Benefits and Human Resources

   According to Dataquest, the human resource outsourcing industry is forecast to grow from $13.9 billion in 1999 to $37.7 billion in 2003, representing a compound annual growth rate of 28.3%. Companies are increasingly turning to BPO to address a range of needs, such as payroll, benefits and human resource processes, that were formerly handled in-house. In a PricewaterhouseCoopers study performed by Yankelovich Partners of global top decision makers on BPO, 42% of surveyed executives indicated a company-wide shift toward using BPO. The study reported that the 10 business processes most likely to be outsourced to external service providers are payroll, benefits management, real estate management, tax compliance, claims administration, applications processing, human resources, internal auditing, sourcing/procurement and finance/accounting. The Yankelovich study reported that 90% of the top decision makers selected a BPO service provider based on its track record and business process specialization.

   The market for BPO of payroll, benefits and human resource processes has grown significantly in part due to the difficulties of managing these activities internally. Within a company, these processes are complex, cumbersome, expensive and highly inefficient. This is caused by a number of factors, including:

  . complex, voluminous and constantly changing government regulations involving payroll, benefits and human resources;

  . substantial liability that employers face for non-compliance and employee-initiated claims;

  . the need for a verifiable audit trail to provide precision in payroll, benefits and human resource transactions;

  . the practice of larger employers in the United States to provide multiple benefit plan options allowing employees to make choices that suit their individual need;

  . the dedication of technology resources to mission critical activities involving product development and sales, causing human resource processes to remain on largely inefficient platforms; and

  . the expense associated with creating an integrated platform and quick obsolescence of these platforms.

   In addition, for many small and middle-market employers, the functions of payroll, benefits and human resources are typically outsourced to multiple vendors, which specialize in a specific category. The following vendor relationships are typically established:

  . payroll service provider;

  . insurance broker for benefits such as health, life and disability plans;

  . casualty insurance broker for workers compensation;

  . insurance carriers and health plan providers;

  . cafeteria plan administrator for claims, enrollments and records involving flexible benefits;

  . 401(k) securities advisor; and

  . 401(k) plan administrator.

 Growth in Applications Outsourcing

   The data and transaction intensive nature of payroll, benefits and human resource functions combine to form a complex undertaking for a company that wishes to integrate all related processes to a single information system. Fortune 1000 companies may streamline and integrate aspects of related business processes through implementing enterprise resource planning, or ERP, systems such as PeopleSoft, SAP AG or Oracle Corporation. However, the long implementation time and high cost of an ERP system precludes many middle-market companies, or companies with 200 to 5,000 employees, and most emerging growth companies, or companies with up to several hundred employees, from pursuing this option. Recently, a number of companies, known as application service providers, or ASPs, began providing integrated ERP applications that are hosted by the ASP and accessed by the customer through the Internet. Growing prominence of the Internet as a platform to host and distribute ERP applications has contributed to the Forrester Report's prediction that the applications outsourcing industry will grow from $17 billion in 1997 to reach $21 billion by 2001.

 Growth of Outside Equity Financed Technology Companies

   The challenges and complexities of payroll, benefits and human resource functions are heightened for companies characterized by high growth and intense competition for qualified employees. These companies need processes that are easily integrated and scalable and can offer them a competitive advantage in the tight labor market. One segment of these companies is technology firms whose rapid growth is fueled by outside equity investment such as venture capital, corporate partnerships or the public market. As a result of the increasing availability of private and public financing, the number of fast-growth technology companies has increased in the recent past and continues to increase. According to PricewaterhouseCoopers, the number of companies funded by venture capital for 1999 was 4,006 firms, a 41% increase from 1998. PricewaterhouseCoopers also reported that the total amount of venture capital invested rose from $14.2 billion in 1998 to $35.6 billion in 1999 of which $10.8 billion in 1998 and $32.4 billion in 1999 was invested in technology companies. According to PricewaterhouseCoopers, the average deal size for all venture capital investments increased from $5.2 million in 1998 to $8.9 million in 1999.

 Payroll, Benefits and Human Resource Processes

   The payroll, benefits and human resource processes consist of two basic components commonly referred to as the "front-end" and "back-end" processes.

   The front-end includes processes and interfaces to collect, update, effect and communicate changes in employee data. Front-end transactions include the processing of personal and employment life event changes such as new hires, family members, salary, address and termination, and require interactions between the employee, manager or human resources administrator. Unless automated, these changes typically involve a lengthy period of time for these parties to initiate, approve and post transactions to one or more information systems. While employees, managers and administrators all require access to human resource information, the confidential nature of this information requires adequate safeguards to prevent unauthorized disclosure. Automation of front-end processes has historically been difficult to achieve as access and approval must conform to, and evolve with, a company's unique organizational structure. Front-end processes include:

  . obtaining information about an employee's current status or historical transactions involving payroll, benefits or human resources;

  . accessing management reporting for company-wide or work unit information appropriate to the manager's or administrator's position in the organization;

  . enrollment in, on-going communication related to, and changes to all employee benefit plans offered in the organization;

  . initiating and approving the full range of payroll, benefits and human resource transactions including routine personal and employment life event changes; and

  . communicating customized company policy information and processes involving payroll, benefits and human resources.

   The back-end involves high volume information processing of functions that are sufficiently standardized across all companies to permit specialized systems to receive, store and transact routine and repetitive functions involving payroll, benefits and human resources. Portions of the back-end functions may be performed through a company's internal human resource information system. For fast growth technology companies, these functions are more typically outsourced to specialized third party providers. Back-end processes include:

  . data storage of all historical transactions covering payroll, benefits and human resource transactions;

  . calculation, withholding and electronic remittance of payroll taxes to taxing authorities nationwide;

  . calculation, deduction, and electronic remittance of payment transactions with exchange partners such as benefit plan and financial service providers; and

  . exchange systems that transfer data involving eligibility, enrollment, life event and related transactions to benefit plan and financial service providers.

 Limitations of Traditional Outsourcing Alternatives

   Each service or benefit plan provider has its own information system and separate reporting requirements for the employer to inform the provider of routine personal and employment life event changes such as new hires, family members, salary, address and termination. As the information systems of the different service and benefit plan providers do not interface with each other, an employer's in-house staff must coordinate the processing of each change with all related vendors. In addition, the collection, storage and transmission of this data to vendors remains a labor-intensive, paper-based and error-prone process. If an employer fails to accurately update eligibility or financial data in a timely fashion, an employee may be denied health care coverage or receive an incorrect salary deposit. Errors increase administrative costs and impair employee morale.

   Except for organizations deploying an ERP system for payroll, benefits and human resources, the front-end processes for these functions are accomplished in most companies through a combination of paper and e-mail based processes, or direct contact between a manager or employee with the company's human resources administrator. As a result of recent developments in web-based technology, several front-end solutions are emerging in the marketplace for payroll, benefits and human resources. However, front-end only solutions are limited in their ability to provide access to all of the relevant data desired by the customer as they are dependent upon back-end providers like payroll processing firms and third party administrators to perform transactions and store data. In addition, most front-end solution providers rely upon manual and bridged data transfers between multiple and redundant software applications, or entirely outsourced functional areas, which decrease the flexibility and scalability of these solutions.

   We believe that back-end providers such as payroll processing firms and third party administrators are currently not significantly involved in integrating the functions of payroll, benefits and human resources to a single information system. We are unaware of any back-end providers that offer web-based front-ends that extend to the employee and manager desktops for initiation and approval of self-directed transactions involving payroll, benefits and human resources. Because most back-end providers market their services to companies across a broad spectrum of industries, we believe their user populations are not yet consistently web-enabled to warrant the significant investment required to develop and deploy a web-based front-end that extends across the entire workforce of their customer companies. In addition, the lack of integration and data warehousing restricts these back-end providers' ability to increase operational efficiency and develop personalized technology for targeted service deliveries in specific markets.

   While ASPs have evolved as a means for companies to outsource the procurement, hosting, implementation and maintenance of ERP systems, we believe that ASPs do not currently perform transaction processing or provide the functional expertise to manage the operation of technology related to the integration of the payroll, benefits and human resource functions.

 Opportunity for an Integrated Business-to-Business E-Commerce Solution

   With the widespread implementation of intranets and the adoption of the Internet as a business communications platform, organizations can now automate enterprise-wide and interorganizational human resource transactions. The availability of this technology creates a significant market opportunity for Internet-based business-to-business e-commerce solutions for payroll, benefits and human resources.

   Payroll, benefits and human resource transactions lend themselves to Internet processing because these transactions are information-based and do not require delivery of durable goods at the point of payment. However, payroll, benefits and human resource functions involve confidential information, complex and interrelated data elements, and ongoing data management between multiple organizations, unlike other e-commerce opportunities such as making travel reservations or purchasing merchandise.

   Currently, there are mature outsourcing providers for selected back-office processes involving payroll and benefits. There are an emerging number of web-based front-end solutions that must interface with back-end providers. We believe an optimal e-commerce solution for payroll, benefits and human resources can only exist if there is seamless end-to-end integration of the front- and back-end processes on a single information systems platform that is scalable for large volume transaction processing.

TriNet Solution

   We believe our approach delivers the first end-to-end business-to-business e-commerce solution for payroll, benefits and human resources. Our solution integrates a web-based front-end for self-directed transactions with back-end processes that include electronic interfaces to our service providers.

   Our solution provides the following key benefits:

   Provide an advanced integrated solution that allows customers to focus on their core business. From providing BPO to 58 companies in 1995 to over 375 customers in 1999, we have built systems and services that enable customers to integrate payroll, benefits and human resources to a single information systems platform, as well as outsource related back-end transaction processing functions. We are committed to providing our customers with the most advanced applications and systems available. To allow our customers to avail themselves of Internet technology for human resources, we provide a user-friendly, intranet or extranet-based system that links employees, managers and administrators with an integrated global network. By accessing our human resource information systems infrastructure and using our enterprise level business processes, customers can outsource major portions of their human resource needs and focus on their own core business functions.

   Provide human resource solutions tailored to fast growth technology companies' employees. We provide fast-growth technology companies with rapid deployment of our products and services, with an average of two weeks from engagement to implementation. Once implemented, our system streamlines the payroll, benefits and human resource processes. In addition, employees of these companies typically have desktop Internet access and can take full advantage of our web-based front-end solutions to fulfill self-directed transactions.

   Provide an easily scalable and integrated solution. The business environment created by outside equity financing of technology companies also prompts a rapid and continuous growth in employee headcount, creating a variety of specialized needs within the category of human resources that are suitable for outsourcing. Time and growth pressures fueled by the outside equity investor model create special needs for scalable and integrated human resource solutions. Our modular and integrated solution is capable of handling many aspects of a company's growing payroll, benefits and human resource needs from a company's inception through its growth into the middle market.

   Provide customers with economies of scale and efficiencies. Because we serve as an exchange between our customers and a variety of benefit plan and financial service providers, we provide customers with economies of scale and efficiencies in the procurement, set-up and on going maintenance of vendor relationships involving the full range of human resource functions. Our system takes advantage of an organization's existing investments in information technologies by working with and connecting to multiple systems, including the company's financial and internal reporting processes. Our aggregation of customers serviced by our system permits us to offer to emerging growth and middle-market companies enterprise-class solutions that are otherwise cost prohibitive to all but the largest companies.

TriNet Strategy

   Our objective is to be the leading provider of web-enabled business process outsourcing of payroll, benefits and human resource support and related technology to fast-growth technology companies worldwide. Key elements of our strategy to achieve this objective are:

   Continue to develop and improve our end-to-end e-commerce solution for a complete range of payroll, benefits and human resource transactions. Our existing web-enabled front-end is being enhanced with applications currently being implemented and others now in development. These advances will add significant value to our customer service, as well as increase internal operating efficiencies and improve our solution's scalability to address the needs of middle-market companies. We plan to create multiple layers of customer dependency by increasing the penetration of our complementary products such as comprehensive recruitment solutions and consulting services. In addition, we will continually enhance our services through initiatives integral to our quality management program installed and implemented pursuant to the international ISO 9001 certification of this program.

   Leverage our existing customer base for internal growth and referrals. A common characteristic of technology firms whose growth is fueled by venture capital and public financing is their rapid growth. Because a majority of our services are provided on a fee per employee basis, our customers' growth results in increased revenue opportunities for us. Because many of these fast-growth technology companies have obtained their equity financing from many of the same entities, through our relationships with our customers, we have been able to build a network of referral sources. In addition, many of our customers are venture capital firms and service providers who support these "fast companies." We intend to aggressively pursue referral opportunities generated by these customers as well as joint partnerships with customers. As we develop complementary products, we will take advantage of our cross-selling opportunities to increase revenue growth from existing customer relationships.

   Enhance TriNet brand recognition in the middle market. While we will continue to preserve a leadership position in the market of fast-growth technology companies with up to several hundred employees, our strategy includes attaining a similar level of recognition and revenue generation among middle-market fast-growth technology companies with 200 to 5,000 employees. We estimate that we have approximately an 85% retention rate of total serviced employees in the United States. However, as many of our earlier stage customers grow, they no longer need to aggregate their employees with us in order to enjoy economies of efficiency and scale. To address our maturing customer base, we have begun implementing a new product offering targeted to the middle market. As of January 31, 2000, we had entered into agreements with six middle-market customers. Our services offer middle-market companies a scalable and integrated platform that they can use for payroll, benefits and human resource functions.

   Pursue key strategic relationships and develop new product offerings to further enhance our revenue streams, customer base and solutions. We intend to pursue key strategic relationships, including partnerships, joint ventures and acquisitions. These strategic relationships could include companies that provide additional business development opportunities and service offerings of interest to our customers, including 401(k) plan administration, asset management, stock option administration, electronic banking and human resource consulting. We also intend to use our market knowledge and experience to develop new products that will leverage the market channels created by the deployment of our technology. Based on the nexus between our business customers and individual employees to whom we provide service, we plan to create a network effect that will build on the strengths of both the business-to-business and business-to-consumer delivery models. For example, by mining data, we can help our portal partners deliver their marketing messages on a more targeted basis. We also plan to expand our revenue generating opportunities by mining and offering portions of our data online. Through a human resource e-commerce portal, we will help organizations obtain knowledge about fast-growth technology companies, their practices and the people who work for them.

   Expand geographically to new markets. We intend to pursue additional market development activities in both new and developed markets, and evaluate other geographic areas where there are demonstrated concentrations of firms fitting our fast-growth technology company target profile in both emerging and middle markets. We currently have sales offices in six of the top 10 venture-funded geographical areas cited by the PricewaterhouseCoopers' Quarterly Moneytree survey for the third quarter of 1999. We opened three of these sales offices in the last six months and we intend to open additional offices in key technology centers. As existing customers request the services of foreign employees in other countries, we anticipate targeting our resources and systems capabilities towards our goal of becoming the first global provider of BPO for payroll, benefits and human resources.

Products and Services

   We provide web-enabled business process outsourcing of payroll, benefits and human resource support using an integrated information systems platform that is supported by our back-office transaction processing capabilities. For over a decade, our market focus has been devoted exclusively to fast-growth technology companies that are characterized by rapid headcount growth, outside equity financing and highly skilled, technically savvy work forces. Our systems infrastructure and transaction processing are supplemented by optional layers of fee-based human resource management expertise including employer related risk management, recruitment, international employer services and management consulting. The combination of our service modules permits customers to engage us for services that would otherwise typically involve from five to a dozen different vendor relationships.

   Our decade-long focus on fast companies has facilitated the development of a range of human resource products and services based on a single technology platform. We have tailored each offering to meet the specialized needs of companies fitting our customer profile.

               [SINGLE TECHNOLOGY PLATFORM GRAPHIC APPEARS HERE]

            SINGLE TECHNOLOGY PLATFORM WITH CUSTOMIZED SERVICE SUITE

                          TriNet's eBusiness Platform
                                   . Payroll
                                   . Benefits
                                 . Call Center
                            . HR Information System
                          . HR Passport--Sell-directed
                             Web-based Transactions

     Venture Employer Services             Enterprise Employer Services
     . Emerging companies                  . Middle market companies
     . TriNet is employer of record        . Customer is employer of record
       TriNet payroll ID#                     Customer payroll ID#
       TriNet benefit plans*                  Customer benefit plans
       TriNet workers comp policy             Customer workers comp policy
       TriNet shares employer risk            Customer keeps all employer risk
     . TriNet provides scalable levels of  . Customer builds own HR team
       HR management

* except for 401(k) and incentive stock option plans sponsored by customer

   Venture Employer Services, our largest and most mature business unit, is targeted to emerging fast-growth technology companies of up to several hundred employees and leverages our eBusiness platform to integrate functions of payroll, benefits and human resource support to a single information system. We aggregate the employees of smaller fast-growth technology companies into a single employer group with TriNet serving as employer of record for payroll taxes, selected benefit plans and related employer compliance requirements. This aggregation permits us to offer the customer economies of scale in purchasing benefits, as well as economies of efficiency in the administration of various employer requirements ranging from payroll tax deposits to workers compensation and government reporting. Venture Employer Services includes scalable levels of on-site human resource management support and, as our flagship business service, represents the largest of our business units. Our Venture Employer Services customer base increased from 58 customers as of January 31, 1995 to over 370 customers as of January 31, 2000, which represented 84% of our total serviced employees.

   Enterprise Employer Services, targeted to middle-market fast-growth technology companies with 200 to 5,000 employees, uses our eBusiness platform to integrate selected functions of payroll, benefits and human resource support to a single information system. These services are also supported by our back-office processing capabilities. In January 1999, we initially launched Enterprise Employer Services to offer an upward migration path for Venture Employer Service customers, particularly those growing to several hundred or more employees. However, our continued development and deployment of web technology has made the model attractive for any fast-growth technology company that no longer needs to aggregate employees with us in order to enjoy economies of efficiency and scale, but still values a web-enabled, scalable and integrated offering. Our Enterprise Employer Services customer base increased to six customers as of January 31, 2000, which represented 16% of our total serviced employees.

   Venture Talent, launched in 1996, targeted to fast-growth technology companies of up to several hundred employees, provides comprehensive and integrated staffing and recruitment solutions such as Internet delivered automation tools, on-site recruitment staff, off-site research and candidate development and an applicant tracking system. By combining multiple candidate sources, including Venture Talent generated resumes, web posting responses, resumes from online databases, employee referrals and recruitment agency candidates, this service enables customers to meet their critical hiring needs faster than if they used any one of these sources individually. Venture Talent offers a range of service solutions customized to meet the needs of fast-growth technology companies throughout their growth cycle, and allows them to benefit from our growing network of referral sources and business relationships. The length and scope of engagements for Venture Talent vary based upon customer need. Our Venture Talent customer base increased from 10 customers as of January 31, 1997 to 45 customers as of January 31, 2000.

   Venture Management Resources, our consulting service which we initially launched in 1998, is targeted to emerging and middle-market fast-growth technology companies. Venture Management Resources is empowered with easy access to our extensive database of information involving human resource practices of fast-growth technology companies, including those derived from data mining of our payroll, benefits and human resource transactions processed through our Venture and Enterprise Employer Services. Using a combination of data analysis and a decade long history of working with management issues specific to fast-growth technology companies, Venture Management Resources provides fee-for-service consulting and administrative services involving pay and performance, change management, training, international employment, policy development, employee relations, pre-employment screenings and employee communications. The length and scope of engagements for Venture Management Resources vary based upon customer need. Our Venture Management Resources customer base consisted of 29 customers in the 12 months ended January 31, 2000.

       Representative Functions Performed by TriNet's eBusiness Platform


  Payroll                   Benefits                   Human Resources
---------------------------------------------------------------------------------
  Calculation and           End-to-end, online         Government mandated
  remittance of payroll     enrollment for benefit     reporting for all
  taxes                     plans                      employers
---------------------------------------------------------------------------------
  Calculation and           Online access to benefit   Online access to
  withholding of all        plan information           individual employee
  benefit plan deductions                              records
---------------------------------------------------------------------------------
  Direct deposit of         Total administration of    Online new hire processing
  paychecks                 flexible spending accounts
---------------------------------------------------------------------------------
  Customized management     Administration of          Online access for human
  reporting to reflect      Consolidated Omnibus       resource related guidance
  customer's cost center    Budget Reconciliation Act  for managers
  and organization          (COBRA) and Health
  structure                 Insurance Portability and
                            Accounting Act (HIPAA)
---------------------------------------------------------------------------------
  Remittance of payments    Reconciliation of benefit  Online access to employee
  to all benefit plan and   plan payments with all     handbook and company
  financial service         enrollment, change and     policy
  vendors                   termination transactions
---------------------------------------------------------------------------------
  Employment verifications  Annual open enrollment     Posting service for job
  involving employee        communications and         openings at client
  income                    administration             companies
---------------------------------------------------------------------------------
  Wage garnishments and     Liaison with benefit plan  Online access to
  related reporting         providers for employee     information on products
                            service issues             and services where we have
                                                       negotiated volume
                                                       discounts


Customers and Partners

   We tailor our services to meet the specific needs of fast-growth technology companies. As a leader in providing BPO to the fast-growth technology company market niche, we have developed specialized knowledge of the products and services important to these organizations.

   We qualify customer prospects based on the following fast-growth technology company profile:

  . Fast headcount growth. The headcount growth rate is a significant part of our economic model as pricing of our core services for Venture and Enterprise Employer Services is based on the number of employees we service for the customer. Every time a customer adds a new person to its total employee headcount, we compound our revenue stream. Our historical average over the last five years has shown a rate of "internal growth," net of new sales activity, to be in excess of 3% per month.

  . Outside equity financing. We seek customers that have received substantial outside equity financing from professional investors. Servicing outside equity-financed companies provides us with customers who have low credit risk and the ability to meet aggressive hiring targets, and allows us to leverage a growing network of referral sources and business relationships with various venture capitalists and corporate financiers. Currently, over 85% of our customers either have received outside equity financing in the form of venture capital, sophisticated angel investors, corporate financing or the public market or are venture capital firms.

  . Highly compensated, professional/technical workforce. Our customers' employees averaged $89,000 per year in salary as of the quarter ended December 31, 1999. A highly compensated workforce helps ensure our customers have a consistent employee profile and can take advantage of both our web-enabled service delivery platform and full service suite, including Venture Talent and Venture Management Resources. For Venture Employer Services, consistency in the highly compensated professional/technical workforce reduces our risk in managing aspects of serving as employer of record.

   Through Venture Employer Services, we have historically targeted emerging fast-growth technology companies with up to several hundred employees. In response to the maturing of these emerging fast-growth technology companies into middle-market companies with 200 to 5,000 employees, we introduced Enterprise Employer Services specifically to target these middle-market companies.

   As of January 31, 2000, our over 375 customers had employees in 47 U.S. states, as well as Canada and the United Kingdom. We are also providing expatriate services to customers with employees in Brazil, Germany, the Netherlands, Taiwan and the United Kingdom. As of January 31, 2000, while 58% of our customers were based in Silicon Valley, our fastest growing regional offices have been in the southeastern and southwestern United States. In the year ended December 31, 1999, no customer contributed more than 3.5% to our service revenues and our top five customers combined for a total of 11.1% of our service revenues.

Representative Customer Profiles

   The following are a representative sample of our "customer-oriented" solutions:

 Entrust Technologies Inc.

   Entrust Technologies Inc. (NASDAQ: ENTU) is a global leader in providing products and services that allow eBusinesses to manage trusted, secure electronic transactions and communications over today's advanced networks, including the Internet, extranets and intranets.

   Opportunity: Entrust was founded in 1997 as a corporate spin-off from Nortel Networks. The founding team included a number of management and technical staff who left their positions at Nortel to launch Entrust. As a new company with defined expectations from an existing base of employees, Entrust sought to establish a full corporate benefits and human resource system to transition from Nortel as well as facilitate its planned rapid growth.

   Solution: Entrust selected Venture Employer Services as a platform to launch its payroll, benefits and human resource functions when the company was formed. We currently service the entire Entrust U.S.-based workforce of 90 employees as of January 31, 2000 in 8 states. We have also incorporated Entrust's patented encryption technology into our eBusiness platform to ensure confidentiality of our customer and employee information for web-enabled transactions and management reporting.

 Interliant, Inc.

   Interliant, Inc. (NASDAQ:INIT), which had received venture funding from SoftBank, is a leading ASP. Interliant's solutions enable companies of all sizes to capitalize on the latest web-based technologies and packaged software applications quickly and cost effectively.

   Opportunity: Interliant needed a cost-effective human resource outsourcing provider that could support its acquisition growth strategy. Acquisitions enable a company to grow rapidly but challenge a company's ability to deliver consistent employee support to disparate and geographically diverse entities. Interliant sought a unified human resource infrastructure that could quickly support large employee increases.

   Solution: We began working with Interliant on January 1, 2000 and rapidly implemented our Enterprise Employer Services in each of 12 Interliant locations in the United States with approximately 840 employees nationwide as of January 31, 2000. Interliant continues to grow via acquisitions, and enjoys integrated multistate compliant service for all acquired units. We currently service Interliant's locations in California, Florida, Maryland, Massachusetts, New Jersey, New York, Texas and Virginia.

 MobileForce Technologies, Inc.

   Funded by Capstone Ventures, GECC, Oak Hill Ventures and VantagePoint Venture Partners, MobileForce provides broadband operational support system solutions for the cable, telecommunications and Internet provider industries. Its "Nvision" software provides innovative field service automation with wireless communications enabled by an intuitive browser-based user interfaces.

   Opportunity: MobileForce needed to tap the technology labor pool available in the United States and Canada to gain a significant competitive advantage for furthering its technology and bringing its product to market. To solve the compliance and employee equity challenges of having employees dispersed in the United States and Canada, MobileForce sought a single-source provider that could establish and maintain specialized payroll, benefits and human resources processes required to service its employees in multiple U.S. states and Canada.

   Solution: We began our strategic relationship with MobileForce in early 1998. We have provided MobileForce with scaleable human resource as the company's employees have expanded to multiple locations in the United States and Canada. As of January 31, 2000, MobileForce had 72 employees in California, Colorado, Massachusetts, New Jersey, Texas and Canada.

 Symbian, Inc.

   Symbian owns, licenses, develops and supports leading software, user interfaces, application frameworks and development tools for wireless information devices such as communicators and smartphones. Symbian aims to promote standards for the interoperability of wireless information devices with wireless networks, content services, and messaging and enterprise-wide solutions. Headquartered in London, England,Symbian has offices in Tokyo and Kanazawa, Japan; Ronneby, Sweden; Cambridge, England and the San Francisco Bay Area. Symbian is owned by Ericsson, Inc., Matsushita Electric Industrial Co., Ltd., Motorola, Inc., Nokia Corp. and Psion PLC.

   Opportunity: Because Symbian was the product of a joint venture between well-established corporations, we serve a workforce that, although belonging to a "startup" company, had expectations of corporate-level payroll, benefits and human resource support. Furthermore, Symbian was headquartered outside the United States and consequently had little experience with employment issues and potential liabilities in the United States. Because of this, the company sought assistance in modifying its corporate structure and human capital management for both competitive and compliance reasons.

   Solution: Seeking to compete in a high-growth space, in 1999 Symbian selected our single source solution by engaging a full suite of services to aid its United States market penetration. As of January 31, 2000, Symbian had nine employees in the United States. Venture Employer Services addresses Symbian's human resource needs in the areas of payroll processing, benefits administration, human resource information system support, risk control and human resource management. Our Venture Management Resources group helped Symbian develop United States compliant and labor market sensitive job descriptions, compensation plans and corporate human resource policies and practices. Symbian selected full-service staffing solutions from our Venture Talent division and with its assistance has hired candidates for key positions throughout the organization.

 Webvan Group, Inc.

   Webvan Group, Inc. (NASDAQ: WBVN) is a full service online grocery and drug store with free delivery for orders over $50. Orders can be placed 24 hours a day, seven days a week, with delivery the same day or up to seven days later within a 30-minute window specified by the user.

   Opportunity: Founded in 1996, the company launched with a handful of employees and a contract with us to handle all of its human resource needs. Though small, Webvan needed a solution that would deliver employee support services during its entire lifecycle. Webvan also needed a selection of national, AAA-rated benefits plans to attract and retain employees, thereby expediting its aggressive growth strategy.

   Solution: Webvan selected Venture Employer Services to support its long-term growth and national expansion. Headquartered in the Bay Area in Foster City, California, Webvan reached a total of 343 corporate employees during 1999 and became a publicly-traded company late in 1999. After raising more than $375 million in its initial public offering, Webvan signed a service agreement extending Venture Employer Services for an additional 12 months.

Marketing and Provider Relationships

   We have entered into a number of strategic marketing and provider relationships with companies that are recognized in their respective fields as market leaders.

 Bessemer Venture Partners

   Bessemer Venture Partners is a venture capital firm which through its funds, Bessemer Ventures V L.P., Bessec Ventures V L.P. and BVE LLP, has made an equity investment in us. Bessemer is among the oldest venture capital firms, and it invests about $200 million annually in a portfolio that includes companies who are our customers. We are providing services to a new company recently formed by Bessemer to capitalize and accelerate business-to-business e-commerce ventures. We anticipate referrals to new ventures capitalized by this new company.

 Select Appointments (Holdings) PLC

   Select Appointments (Holdings) PLC is a wholly owned subsidiary of Vedior NV (AEX:VDOR). Vedior NV is the world's third largest publicly traded international staffing and outsourced human resource firm. Our equity financing and strategic relationship with Select enable us to access its portfolio companies in 28 countries. Through our sister-relationship with other companies in the Select portfolio, we have obtained local country management support and transaction processing as a service to our customers who hire foreign employees in other countries.

 SoftBank Venture Capital

   One of the largest venture capital groups with more than $900 million under management, SoftBank's investments include E*TRADE Group, Inc., Yahoo! Inc., ZDNet Group, Critical Path, Inc., E-Loan Inc. and GeoCities. We are the only business process outsourcer for human resources to enjoy a preferred provider relationship with SoftBank's incubator unit and have the opportunity to be referred to each company that flows through the incubator's portfolio. Our services help SoftBank portfolio companies meet their aggressive growth targets.

 Silicon Valley Bank

   Silicon Valley Bank, or SVB, is a leading provider of financial services to emerging growth outside equity financed technology companies. With a similar target market profile, SVB has an office in each geographic area of the United States where we maintain a branch office. We enjoy a formal referral relationship with SVB where both parties share in business development opportunities. Additionally, we are a member of SVB's partnership program, eSource, and contribute human resource content to the eSource extranet on an ongoing basis.

 United HealthCare

   Our largest health care insurance carrier vendor is United HealthCare, which treats us as a national account. Because of our relationship with United HealthCare, we are able to structure an array of benefits offerings which reflects the preferences of our fast-growth technology company target market. We supplement this offering with our own fully staffed Benefits Department and Call Center, allowing us to provide a sophisticated benefits service suite.

Sales and Marketing

   We currently market and sell our service suite through a direct sales force of 14 regional managers and three sales executives, supported by a sales administration staff of three persons. In the fourth quarter 1999 and the first quarter 2000, we expanded our sales force from seven to 14 sales professionals for Venture Employer Services, with three sales executives focused on major account sales for Enterprise Employer Services. Our sales offices are located in six of the top 10 markets for investment of venture capital in the United States according to PricewaterhouseCoopers' Quarterly Moneytree Survey for the third quarter of 1999.

   Our sales process has demonstrated increased efficiency at leveraging the rapid pace of decision making in our target market of fast-growth technology companies. In 1999, with almost the same number of sales professionals as the prior year, we nearly doubled the number of new customers acquired. Our sales professionals tap into a highly developed referral relationship and lead exchange program comprised of venture capitalists and other trusted advisors to our target market decision makers.

   We deploy sales personnel in technology centers and areas with high levels of formal venture capital or private equity investment in accordance with our target market of fast-growth technology companies. We employ a "pull" expansion strategy in which we initially sell in a new area on a remote basis and, upon reaching a target operating volume of customers, make an investment in opening a new branch office to further leverage referral contacts from local customers, venture capitalists and trusted business advisors. We recruit sales personnel from outsourced human resource services, payroll services, insurance brokerage and legal practices and focus on people who are trained in a customer-centered consultative sales approach.

   Most leads are generated for Venture Employer Services customers through the tight knit referral community that incubates venture capital backed companies. As of January 31, 2000, our customers had received financing from more than 200 venture capital firms, providing a deep network of relationships that we continue to develop. With approximately 40 venture capital firms and their employees on our payroll as of January 31, 2000, we are a larger employer of venture capital professionals than any firm currently listed with the National Venture Capital Association. We have steadily built these relationships, along with those of trusted advisors in the venture-backed community, over time to produce an ongoing flow of new business development opportunities in our target market of fast-growth technology companies.

   Our relationship-selling model and narrowly defined target market of fast-growth technology companies enable a lean, but highly focused marketing effort. In 1999 we had three marketing professionals. We recently added a marketing vice president and are currently recruiting additional marketing staff.

   Our limited marketing resources and a decade of experience in marketing to fast-growth technology companies have allowed us to gain experience in carefully pinpointing the customer decision makers we seek and how to attract them. As a result, we intend to build our brand and attract new middle-market customers through carefully targeted print and online advertising, direct e-marketing, event sponsorship, public relations campaigns and an active public web site with content of interest to fast-growth technology companies. We plan to continue to pursue our target market through local and regional advertising and technology and venture capital-related associations and events.

   As we continue to extend our market focus from emerging to middle-market companies, we plan to target our larger Venture Employer Services customers as candidates for Enterprise Employer Services. With the deployment of significant enhancements to our web-enabled product suite, our sales and marketing efforts have expanded to include those middle-market firms that are not necessarily customers of Venture Employer Services. Our inexperience in marketing to this new segment, and the difference in the sales cycle from our historical niche of emerging fast growth technology companies make it difficult for us to predict the adoption rate by middle-market companies of Enterprise Employer Services.

Systems and Technology

   Systems. Our information systems platform is a combination of licensed applications from leading enterprise software companies and proprietary applications that both integrate licensed applications and perform functions that are specific to our business model and customer preferences. The following chart provides a listing of licensed and proprietary systems and their state of implementation as of January 31, 2000:

                    Product Chart And Technology Development

                                                                           Front/
  Capability    Purpose                    Status           Platform       Back-End
------------------------------------------------------------------------------------
  Enterprise    Human resource             In service--     Proprietary    Back-end
  HRIS          information system         Corporate        and licensed
                platform supporting        payroll since    software
                international and          1998, all        (PeopleSoft
                domestic payroll,          Enterprise       HRIS)
                benefits and advanced      customers since
                human resource functions   1999, Venture
                                           customers
                                           throughout 2000
------------------------------------------------------------------------------------
  Enroll Now!   Web enabled benefits       In service       Proprietary    Front-end
                information base and
                enrollment application
------------------------------------------------------------------------------------
  TriNet VSales Online capture of          In service       Proprietary    Front-end
  (Venture      proposal requests,
  Sales)        automated production of
                proposal and contract
                material
------------------------------------------------------------------------------------
  TriNet CSLi   Track all                  In service       Proprietary    Back-end
  (Customer     customer/employee
  Service Log-- transactions for follow-
  intranet)     up, quality and
                consistency of service
                response and customer
                service analysis
------------------------------------------------------------------------------------
  Carrier Data  On line transmission of    In service--     Proprietary    Back-end
  Exchange      enrollment data to         expanding to
                health plan providers      new vendors
                and insurance carriers     throughout 2000
------------------------------------------------------------------------------------
  Venture       Data warehouse of fast     Portions in      Proprietary    Back-end
  Company Data  growth technology          service,
  (VCOD)        company customer           upgrading of
                business information to    data mining
                support management         functionality
                consulting and strategic   by Q3 2000
                partner channel
                relationships
------------------------------------------------------------------------------------
  Setup and     Automated capture of       Portions in      Proprietary    Front-end
  Migration     customer setup             service,         and licensed   and
  Wizards       information and            expanding        software       Back-end
                conversion of data from    functionality    (NEON Convoy)
                other human resource       throughout 2000
                platforms
------------------------------------------------------------------------------------
  HR Passport   Full suites of self-       Selective        Proprietary    Front-end
                directed human resource    customer         and licensed
                transactions including     rollout Q1 2000  technology
                employee and management                     (Concur
                actions, view payroll,                      Technologies)
                human resource and
                organizational
                information online
------------------------------------------------------------------------------------
  Report Mart   Deliver all reports over   Selective        Proprietary    Front-end
                the web in a variety of    customer         and licensed
                formats suitable for       rollout Q1 2000  technology
                interfacing to customer                     (Brio
                systems, and with online                    Technology)
                analytical processing,
                or OLAP, capability
------------------------------------------------------------------------------------
  Strong        Digital certificates       Selective        Licensed       Front-end
  Security      available for all          customer         technology     and
                employees enabling         rollout Q2 2000  (Entrust       Back-end
                paperless employee                          Technology)
                transactions through
                digital certificates
------------------------------------------------------------------------------------
  Intranet      Link our services to       Selective        Proprietary    Front-end
  Portals       customer intranet,         customer         and licensed
                provide intranet service   rollout in Q2    technology
                to customer base           2000,
------------------------------------------------------------------------------------
  Benefits      Expert system for          Call center use  Proprietary    Front-end
  Knowledgebase answering inquiries        in Q2 2000, web  and licensed   and
                about benefit plan rules   rollout in Q3    software       Back-end
                and coverage               2000             (Authoria)

Technology Platform

 We have effectively integrated the customer facing front-end of our web-enabled delivery with back-end systems that seamlessly link our service providers, suppliers and customers into our online operations. Through our technology platform, we offer:

   Integrated, web-enabled payroll and human resource platform. Our human resource information system platform combines enterprise class software applications and proprietary technology to deliver a fully web-enabled, integrated, end-to-end solution for delivering employer services that would be difficult for an emerging or middle-market company to deliver on its own. Our back-end systems link to our health insurance providers, our 401(k) providers, and tax and regulatory agencies to provide data interchange on customer initiated transactions.

   Scalable architecture. We developed our technology platform by selecting highly scalable components such as Human Resource ERP solutions from PeopleSoft, systems from Sun Microsystems, Hewlett-Packard, and Compaq Computer Corporation, database tools from Oracle, and web tools from enterprise class providers such as Concur Technologies, Brio and Authoria. We have negotiated software licensing agreements tailored to our business model, deviating from traditional, enterprise-class models that are not based on outsourcing.

   System backup and disaster recovery. The major components of our network are located in our corporate headquarters in San Leandro, California, our secondary processing facility in Reno, Nevada, and at AboveNet Communication's Data Center in San Jose, California. AboveNet provides Internet co-location services for Internet businesses. Its facility provides the benefit of a highly peered, Internet service provider with a "hardened" data center for our customer, web-based systems. Our other primary processing facilities have data replication, backup power, fire retardation and offsite data storage providing redundant business continuity.

   Strong authentication and security. Confidentiality of information is of the utmost importance in our technology architecture. Our web site has offered transaction processing under Secure Socket Layer security since 1997, and moved to Entrust SSL certification in 1999 to ward off browser authentication problems caused by other expiring trust authorities. In 2000, we intend to introduce digital certificates across our customer base to provide strong authentication and the basis for paperless employer/employee transactions. Physical security in the data centers is enhanced by restricted card access to the data centers. Web security is managed through firewalls, encryption and access controls.

Technology Agreements

   In developing our products and services, we have contracted with some of the leading technology providers to license to us and support the essential applications that underlie our e-business platform.

   Authoria. We have a licensing agreement with Authoria to license its Authoria Benefits knowledgebase. This agreement allows for servicing a growing employee base with a proportionally decreasing cost per employee in perpetuity.

   Brio Technology. We have a perpetual agreement with Brio Technology (NASDAQ:
BRYO) under which we license its enterprise information portal product, Brio Portal. This agreement allows us to support our total customer base with a set number of central processing units.

   Concur Technologies. We have an agreement with Concur (NASDAQ: CNQR) under which we license its Concur eWorkplace human resource product suite. This five-year agreement does not limit the number of employees accessing the system.

   Entrust Technologies. We have an agreement with Entrust (NASDAQ: ENTU) under which we license its Entrust PKI products for digital certification. This agreement allows for servicing a growing employee base with a proportionally decreasing cost per employee in perpetuity.

   New Era of Networks, Inc. We have a perpetual licensing agreement with New Era of Networks (NASDAQ: NEON) under which we license its Convoy software for moving data from foreign systems into our PeopleSoft human resource information system database.

   PeopleSoft. Our enterprise HRIS and Financial applications are licensed from PeopleSoft (NASDAQ: PSFT).

Competition

   The market for our solution is intensely competitive, evolving quickly and subject to rapid technological change. Competitors vary in size, scope and breadth of products and services offered. Many of our existing and potential competitors have announced or introduced products and/or services that compete, at least in part, with our solution. Some of our current and future competitors may be significantly larger and have greater name recognition and financial, marketing and other resources than we do. Increased competition is expected and may result in reduced prices and service revenue on a per customer basis.

   We believe the principal competitive factors in our market at this time are: scalable data-integration and transfer technology, breadth and depth of offering, critical-mass of installed reference customers, data warehousing for personalization of technology, strategic relationship management, domain expertise depth across all functional areas, sales professionalism and quality customer support. We believe that we currently compete favorably with respect to these factors.

   We encounter competition with respect to different components of our solution from benefits consultants, in-house human resource and information systems departments, single and multiple competency human resource outsourcers, insurance aggregators and application service providers. Our competitors most typically have primary competency in a single function, such as benefits procurement, payroll, human resource information systems or web delivery. Among multi-function human resource outsourcers and ASPs, we believe that we compete favorably based upon breadth and depth of offering, scalable data-integration and transfer technology and data warehousing capabilities. As other outsourcers attempt entry to the fast company market niche, we have occasionally lost customers to competitors based on price or other incentives that we were not willing to match.

   As the market evolves, we expect increased competition from new market entrants. It is possible that current and future competitors have or may form cooperative alliances among themselves or with third parties that would have a material and adverse effect on our ability to compete, service revenue and operating margins. If we fail to compete in any one of the competitive areas, we may lose existing and potential customers. Additionally, we may not be able to maintain a competitive position against competitors with significantly greater financial, marketing, service, support, technical and other resources or with larger installed customer bases.

Intellectual Property

   Our success depends significantly on our ability to protect our trademarks, trade secrets and certain proprietary technology. To accomplish this, we rely on a combination of copyrights, trademarks and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We also require that our employees and consultants sign confidentiality and nondisclosure agreements. We generally regulate access to and distribution of our documentation and other proprietary information.

   Despite these efforts, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We cannot be certain that we will succeed in preventing the misappropriation of our trade name and trademarks. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as the laws of the United States.

   We depend on technology that we license from third parties, including software that is integrated with internally developed software. If we are unable to continue to license any of this software on reasonable terms, we will face delays in releases of our technology until suitable replacements can be identified or developed. Should they occur, these delays may have a serious adverse impact on our business.

   We do not believe that our products infringe the intellectual property rights of third parties. However, third parties may in the future assert infringement claims against us, which may result in costly litigation or require us to obtain a license to third-party intellectual property rights. We cannot assure you that such licenses would be available on reasonable terms, or at all, which could harm our business.

Employees

   As of January 31, 2000, we had 233 full-time employees, including 37 in information technology, 91 in operations, 31 in account management, 29 in sales, marketing and new account set-up, 25 in consulting and 20 in administration and executive management. We have never had a work stoppage and none of our employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   We maintain two primary facilities. Our corporate headquarters are located in the Bay Area in San Leandro, California under a lease that expires in September 2002. This location includes approximately 33,000 square feet of leased space in which our executive offices, corporate staff, data-processing center, training facilities and all other corporate functions are housed. Our other primary facility is located in Reno, Nevada under a lease that expires in September 2004. This 12,500 square foot leased facility, which became operational in December 1999 serves as an additional processing facility and the backup recovery site in case the primary process facility is unable to process transactions. We also lease six other facilities in Irvine, California, Louisville, Colorado, Cambridge, Massachusetts, McLean, Virginia, Seattle, Washington and Ontario, Canada that serve as local service offices for sales and human resource personnel. We believe our existing facilities are adequate for the purposes for which they are intended and that our headquarters have sufficient additional capacity to accommodate our foreseeable expansion plan.

Legal Proceedings

   We are not a party to any material pending legal proceedings other than ordinary routine litigation incidental to our business that we believe would not have a material adverse effect on our business.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth certain information regarding our directors, executive officers and certain other key employees as of February 15, 2000.

Name                      Age Position
----                      --- --------
Martin Babinec(1).......   44 President, Chief Executive Officer and Chairman of the Board
Douglas P. Devlin.......   38 Chief Financial Officer, Secretary, Treasurer and Director
Gregory L. Hammond......   44 Vice President and General Counsel
Steven H. Carlson.......   46 Chief Information Officer
Craig A. McGannon.......   35 Divisional President, Venture Employer Services
Deisy G. Bach...........   42 Divisional President, Enterprise Employer Services
John K. Younger.........   37 Divisional President, Venture Talent
Marie-Jeanne Juilland...   39 Vice President, Marketing
Lyle E. DeWitt, C.P.A...   40 Vice President, Finance and Operations
Anthony F. Zuanich......   31 Vice President, Sales
James P. Hanson,           54 Director
 C.P.A.(2)(3)...........
H. Lynn Hazlett,           63 Director
 D.B.A.(2)(3)...........
Anthony V. Martin(1)....   60 Director
T. Joe Willey,             62 Director
 Ph.D.(3)...............

--------
(1) Member of the nominating committee
(2) Member of the compensation committee
(3) Member of the audit committee

   Martin Babinec has served as our president, chief executive officer and chairman of the board since founding TriNet in November 1988. From 1980 to 1988, Mr. Babinec's was a human resource generalist for Navy Exchanges. During this period a majority of his assignments involved international labor relations while residing in Europe and Asia. Mr. Babinec is a 1996 recipient of Silicon Valley Service Entrepreneur of the Year award and serves in various industry and entrepreneurial leadership capacities, including serving on the board of advisors for the Kauffman Foundation's Center for Entrepreneurial Leadership. Mr. Babinec holds a B.S. in business administration from Shippensburg University and has earned the accreditation of senior professional in human resources through the Human Resources Certification Institute.

   Douglas P. Devlin has served as our chief financial officer since April 1993 on a full-time basis and prior to that on a part-time basis since 1989. Mr. Devlin has served as secretary and director since November 1997 and treasurer since April 1993. In 1988, Mr. Devlin founded and then managed until 1992 Integrated Health Care Technology Group, Inc., an International Business Machines business partner providing advanced accounting systems. Mr. Devlin holds a B.S. in business administration from California State University, Chico and an M.B.A. in finance from Golden Gate University.

   Gregory L. Hammond has served as our vice president and general counsel since November 1997. Mr. Hammond manages our employer risk for both employee relations and insurance purposes. Mr. Hammond joined us from Hammond & Kazaglis, L.P.A., which he founded in 1989. From 1989 to 1996, Mr. Hammond worked as our retained counsel. From 1987 to 1991, Mr. Hammond was general counsel to the National Association of Professional Employer Organizations. Mr. Hammond holds a B.A. summa cum laude in history and political science from Mercer University and a J.D. from the University of Chicago School of Law.

   Steven H. Carlson has served as our chief information officer since August 1998. From January 1997 to August 1998, Mr. Carlson served as our director, information systems and from January 1995 to January 1997, Mr. Carlson served as our vice president, information technology. In 1989, Mr. Carlson founded, and then managed until 1995 CBI, Inc., a regional systems integration company. Prior to this, Mr. Carlson held several management positions with General Electric Information Services Company. Mr. Carlson holds a B.S. in computer science from the University of California at Santa Cruz.

   Craig A. McGannon has served as our divisional president, Venture Employer Services since September 1998. From March 1998 to September 1998, Mr. McGannon served as our vice president, sales. Mr. McGannon joined us in October 1997 as regional manager in the Raleigh/Durham office. From October 1996 to October 1997, Mr. McGannon was the chief executive officer of ESG, an information technology staffing company and from February 1995 to October 1996, Mr. McGannon was the risk manager of The Byrnes Group, a staffing and human resource and sourcing company. Mr. McGannon has also served as managing partner of North American Claims Management, L.L.P., a U.K.-based reinsurance/legal consulting firm from January 1992 to September 1999. Mr. McGannon holds a B.A. in American studies from Providence College, a J.D. from Pace University and an M.B.A. summa cum laude in marketing from the University of San Moritz.

   Deisy G. Bach has served as our divisional president, Enterprise Employer Services since November 1998. From November 1997 to November 1998, Ms. Bach served as our vice president, product development. From July 1995 to November 1997, Ms. Bach served as our vice president, operations. Ms. Bach joined us in 1991 as our operations manager. From November 1988 to November 1991, Ms. Bach was with the law firm Hallgrimson, McNichols, McCann & Inderbitzen, where she was an administrator and managed operations, marketing, finance and human resources. She is a member of the Society of Human Resources Management. Ms. Bach holds a B.A in political science from Montclair State University and is an ABA-certified paralegal.

   John K. Younger has served as our divisional president, Venture Talent since November 1996 when we acquired Younger Consulting, a recruitment optimization and automation firm, which Mr. Younger founded in 1994 and subsequently served as president. From January 1987 to May 1994, Mr. Younger was with Bank of America, most recently as vice president of human resources. Mr. Younger is a co-founder and director of the Northern California Technical Recruiter Network. Mr. Younger holds a B.S. in mathematics and computer science from the University of Notre Dame.

   Marie-Jeanne Juilland has served as our vice president, marketing since February 2000. From November 1999 to January 2000, Ms. Juilland served as our interim vice president, marketing. In 1993, Ms. Juilland founded and then, through January 2000, managed, the Juilland Group, a strategic marketing organization that specialized in serving fast-growth technology companies. From 1991 to 1993, Ms. Juilland served as communications manager for Robert Half International, a staffing and outsourced human resource company. From 1986 to 1991, Ms. Juilland served as west coast bureau chief for Venture magazine. Ms. Juilland holds a B.A. in political science from Stanford University.

   Lyle E. DeWitt has served as our vice president, finance and operations since September 1999. From June 1994 to September 1999, Mr. DeWitt served as our controller. From April 1990 to June 1994, Mr. DeWitt was in public accounting at Armanino, McKenna, LLP, a public accounting firm. Mr. DeWitt holds a B.S. in business administration from the University of California, Berkeley and is a certified public accountant.

   Anthony F. Zuanich has served as our vice president, sales since April 1999. From October 1997 to April 1999, Mr. Zuanich served as our director of sales for the east coast. Mr. Zuanich joined us in December 1995 as a district sales manager. From June 1992 to November 1995, Mr. Zuanich was regional sales manager for ADP, a payroll processing outsourcing company. Mr. Zuanich holds a B.A. in marketing from New Mexico State University.

   James P. Hanson has served as our director since November 1990. Since 1987, Mr. Hanson has been president of James P. Hanson Accountancy Corporation, a provider of financial services to small businesses and individuals. Mr. Hanson holds a B.S. magna cum laude in accounting from California State University, Fresno and is a certified public accountant and registered investment advisor.

   H. Lynn Hazlett has served as our director since February 1998. From February 1997 to December 1998, Dr. Hazlett served as chief executive officer and president of QRS Corporation, a publicly traded, e-commerce solutions provider. From 1995 until February 1997, Dr. Hazlett served as a consultant to QRS. From January 1994 to February 1997, Dr. Hazlett owned and operated Supply Chain Associates, a retail supply chain consultancy firm. From 1989 to January 1995, Dr. Hazlett served as vice president, business systems at VF Corporation, a global apparel manufacturer. Dr. Hazlett holds a B.S. in industrial management from the Georgia Institute of Technology, an M.B.A. in financial management and a D.B.A. from George Washington University.

   Anthony V. Martin has served as our director since July 1995 as a result of his position from 1992 to the present time as Chairman with Select Appointments (Holdings) PLC, a wholly owned subsidiary of Vedior N.V., and Select's investment in July 1995 in TriNet. Since December 1999, Mr. Martin has also been vice-chairman and member of the board of Vedior N.V., a Netherlands based staffing and outsourced human resource company. From 1985 to 1992, Mr. Martin held various executive positions with Adia S.A. (now Adecco S.A.), a Swiss-based recruitment company, most recently as director of its European division. Mr. Martin holds certificates of education from the combined boards of Oxford and Cambridge Universities and a postgraduate degree from the University of Southern California, Los Angeles.

   T. Joe Willey has served as our director since June 1994. From 1991 to 1994, Dr. Willey founded and then served as the chief executive officer of Staffing Services, Inc., an employer support services group. In June 1986, Dr. Willey founded and currently serves as the president of The Aegis Group, a software consulting and business development organization for the human resource outsourcing industry. Dr. Willey holds a B.S. and an M.A. in biology from Walla Walla College and a Ph.D. from the University of California, Berkeley.

Board Composition

   Upon the completion of this offering, we will have authorized six directors. In accordance with the terms of our certificate of incorporation and bylaws, each of which will become effective upon the completion of this offering, the board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered terms. Upon the completion of this offering, the members of the classes will be divided as follows:

  . Messrs. Babinec and Martin will be designated as Class I directors whose initial term will expire at the annual meeting of stockholders to be held in 2001;

  . Messrs. Devlin and Hazlett will be designated as Class II directors whose initial term will expire at the annual meeting of stockholders to be held in 2002; and

  . Messrs. Hanson and Willey will be designated as Class III directors whose initial term will expire at the annual meeting of stockholders to be held in 2003.

   At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election or special meeting held in lieu thereof.

Board Committees

   The audit committee of the board of directors consists of Messrs. Hanson, Hazlett and Willey. The audit committee assists the board in fulfilling its financial and accounting oversight responsibilities by reviewing the financial information that will be provided to stockholders and others, the systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established, and our auditing, accounting and financial reporting processes generally.

   The compensation committee of the board of directors consists of Messrs. Hanson and Hazlett. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

   The nominating committee of the board of directors consists of Messrs. Babinec and Martin. The nominating committee makes recommendations to the board of directors regarding persons to be nominated for election to the board of directors.

Director Compensation

   Non-employee directors, except Anthony V. Martin, receive $5,000 in annual compensation and are reimbursed for their reasonable expenses in attending board meetings. All directors are eligible to participate in our 2000 Equity Incentive Plan and employee directors will be eligible to participate in our 2000 Employee Stock Purchase Plan. See "--Stock Option Plans" for additional information relating to these plans.

   In January 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 463 shares of common stock at a price of $7.22 per share. In May 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 463 shares of common stock at a price of $7.22 per share. In June 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 368 shares of common stock at a price of $9.03 per share. In September 1999, Messrs. Hanson, Hazlett and Willey were each granted an option to purchase 368 shares of common stock at a price of $9.03 per share.

Compensation Committee Interlocks and Insider Participation

   None of the members of the compensation committee of the board of directors has at any time been one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. The compensation committee of the board of directors was formed in 1998, and currently consists of Messrs. Hanson and Hazlett. Prior to the formation of the compensation committee, compensation decisions were made and approved by our board of directors.

Executive Compensation

   The following table presents the compensation earned by our chief executive officer and our other four most highly compensated executive officers whose salary and bonus for the year ended December 31, 1999 were in excess of $100,000, referred to as the named executive officers. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus contained in the table.

                           Summary Compensation Table

                                               Annual
                                          Compensation for      Long-Term
                                          Fiscal Year 1999 Compensation Awards
                                          ---------------- -------------------
                                                               Securities
Name and Principal Position                Salary   Bonus  Underlying Options
---------------------------               -------- ------- -------------------
Martin Babinec........................... $155,718 $25,000           --
 President, Chief Executive Officer and
 Chairman of the Board
Douglas P. Devlin........................ $150,024 $25,000       15,000
 Chief Financial Officer, Secretary,
 Treasurer and Director
Gregory L. Hammond....................... $143,588 $39,525       25,000
 Vice President and General Counsel
Craig A. McGannon........................ $149,790 $57,575       25,000
 Divisional President, Venture Employer
 Services
John K. Younger.......................... $122,283 $80,328       94,211
 Divisional President, Venture Talent

Option Grants in 1999

   The following table presents each grant of stock options made to each of the named executive officers during the year ended December 31, 1999. These options vest ratably over four years commencing on the first anniversary of the date of grant and the exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, as determined by our board of directors. In the year ended December 31, 1999, we granted to our employees options to purchase a total of 261,286 shares of our common stock.

   Potential realizable value is calculated assuming that the stock price on the date of grant appreciates at the indicated rate compounded annually until the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. Based on an assumed initial offering price of $ per share, the actual appreciation exceeds these values.

                             Option Grants in 1999

                                       Individual Grants
                         ---------------------------------------------
                                                                       Potential Realizable
                                                                         Value at Assumed
                         Number of    % of Total                       Annual Rates of Stock
                         Securities    Options     Exercise             Price Appreciation
                         Underlying   Granted to   or Base                for Option Term
                          Options     Employees     Price   Expiration ---------------------
Name                      Granted   in Fiscal Year  ($/Sh)     Date        5%        10%
----                     ---------- -------------- -------- ---------- ---------- ----------
Martin Babinec..........       --          --          --          --          --         --
Douglas P. Devlin.......   15,000         5.7%      $9.03    06/21/04
Gregory L. Hammond......   25,000         9.6%      $9.03    06/21/04
Craig A. McGannon.......   25,000         9.6%      $9.03    06/21/04
John K. Younger.........   84,211        32.2%      $7.22    01/28/04
                           10,000         3.8%      $9.03    06/21/04

Option Exercises and Year End Option Values

   The following table presents option exercises and the value realized from those exercises during 1999, as well as unexercised options that were held at the end of 1999 by each named executive officer. The value realized represents the aggregate market value of the underlying securities on the exercise date, as determined by the board of directors, minus the aggregate exercise price paid for those shares. Also presented is the value of the in-the-money options,
which is based upon a value of $      per share, the assumed initial public
offering price, minus the aggregate exercise price payable for those shares.

          Aggregated Option Exercises in 1999 and FY-End Option Values

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-the-Money Options
                           Shares               Options at FY-End (#)         at FY-End ($)
                          Acquired    Value   ------------------------- -------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Martin Babinec..........       --    $    --         --          --          --           --
Douglas P. Devlin.......    6,000     37,320     27,175      30,125
Gregory L. Hammond......    1,100      4,488     11,450      37,500
Craig A. McGannon.......       --         --      5,050      40,000
John K. Younger.........       --         --    131,562      71,038

Employment Agreements

   A change of control is generally defined as a merger in which we are not the surviving corporation or after which our stockholders do not own a majority of the stock of the surviving corporation, or the acquisition of 40% or more of our stock or a sale of all or substantially all of our assets.

   In May 1999, we entered into an employment agreement with Martin Babinec to serve as our chief executive officer at a base salary of $155,000 a year with a discretionary bonus of $25,000. In the event of a change of control, if Mr. Babinec is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Babinec will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Douglas P. Devlin to serve as our chief financial officer at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 15,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. Devlin is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Devlin will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Gregory L. Hammond to serve as our vice president and general counsel at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 25,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. Hammond is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. Hammond will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with Craig A. McGannon to serve as our divisional president, Venture Employer Services, at a base salary of $150,000 a year, with a discretionary bonus of $25,000 and up to 25,000 incentive stock options to purchase common stock subject to the vesting schedule, terms and conditions of our 1990 Stock Option Plan. In the event of a change of control, if Mr. McGannon is involuntarily terminated without cause or by constructive termination within six months following the change of control, he is entitled to a lump sum payment of $2.0 million. Further, all stock options granted to Mr. McGannon will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

   In May 1999, we entered into an employment agreement with John K. Younger to serve as our divisional president, Venture Talent, at a base salary of $132,000 a year. In the event of a change of control, if Mr. Younger is involuntarily terminated without cause or by constructive termination within six months following the change of control, all stock options granted to Mr. Younger will fully vest and he may compel us to repurchase any stock he owns at the then prevailing market value plus 25%.

Stock Option Plans

   2000 Equity Incentive Plan. Our board of directors will adopt the 2000 Equity Incentive Plan and seek stockholder approval prior to the effective date of this offering. The 2000 Equity Incentive Plan is intended to replace and supersede our 1990 Stock Option Plan.

   Share Reserve. We intend to reserve a total of              shares of our
common stock for issuance under the incentive plan. On each             ,
starting with                    and continuing through and including
           , the share reserve automatically will be increased by a number of shares equal to the least of:

  .     % of our then outstanding shares of common stock;

  .             shares; or

  . a lesser number determined by our board.

   If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

   Administration. The board will administer the incentive plan unless it delegates administration to a committee. The board will have the authority to construe, interpret and amend the incentive plan. The board also will have the authority to determine the recipients of stock awards under the incentive plan and the terms of such stock awards, including the number of shares subject to the stock awards, the vesting and/or exercisability schedule applicable to the stock awards and the exercise price of the stock awards.

   Eligibility and Types of Stock Awards. The board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date and nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. Incentive stock options granted to persons who, at the time of the grant, own or are deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of one of our affiliates must have an exercise price of at least 110% of the fair market value of the stock on the grant date and a term of five or fewer years. For other options, the maximum term is 10 years. Generally, fair market value means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

   Automatic Grants. Upon the completion of this offering, each non-employee
director will automatically be granted an option to purchase      shares of
common stock. Any individual who becomes a non-employee director after this offering will automatically receive this initial grant upon being elected to the board of directors. Any person who is a non-employee director on the day following each annual meeting of our stockholders will be granted an additional
option to purchase      shares of common stock on that day. Any director who
has not served as a non-employee director for the entire period since the preceding annual meeting of stockholders will have his or her automatic additional grant for that year reduced pro rata for each full quarter prior to the date of grant during which that person did not serve as a non-employee director.

   Vesting. Initial option grants to non-employee directors will vest at a rate
of    each month on the last day of each month following the date of grant.
Annual grants will also vest at a rate of    each month beginning on        of
each year.

   No employee may receive incentive stock options that exceed the $100,000 per year fair market value limitation set forth in Section 422(d) of the Internal Revenue Code. To determine whether the $100,000 per year limitation has been exceeded, we will calculate the fair market value of the aggregate number of shares under all incentive stock options granted to an employee that will become exercisable for the first time during a calendar year. Under the incentive plan, options covering stock in excess of the $100,000 limitation will be automatically converted into nonstatutory stock options.

   The board may provide for exercise periods of any length following an optionholder's termination of service in individual options. Generally, options will provide that they terminate three months after the optionholder's service to us and our affiliates terminates. In the case of an optionholder's disability or death, the exercise period generally is extended to 12 months or 18 months, respectively.

   The board may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's rights will pass to his or her heirs by will or the laws of descent and distribution.

   Section 162(m) of the Internal Revenue Code denies a deduction to publicly-held corporations for compensation paid to the corporation's chief executive officer and its four highest compensated officers in a taxable year to the extent that the compensation for each such officer exceeds $1,000,000. In order to qualify options granted under the incentive plan for an exemption for performance based compensation provided under Section 162(m), no employee may be granted options under the incentive plan covering an aggregate of more than shares in any calendar year.

   Terms of Other Stock Awards. The board will determine the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a cash purchase price. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such stock awards.

   Corporate Transactions. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the equity incentive plan and to outstanding stock awards. Following such a transaction, the board will appropriately adjust the incentive plan (including the 162(m) limitation) as to the class and the maximum number of shares subject to the incentive plan. It also will adjust outstanding stock awards as to the class, number of shares and price per share applicable to such awards.

   If we dissolve or liquidate, then outstanding stock awards will terminate immediately prior to such event. Upon certain change in control transactions, the surviving corporation may assume all outstanding stock awards under the incentive plan or substitute other awards therefor. If the surviving corporation does not so assume or substitute, then the vesting and exercisability of all stock awards held by persons who are then providing services to us will accelerate, and all stock awards outstanding under the incentive plan will terminate immediately prior to the occurrence of the change in control.

   Plan Termination. The incentive plan will terminate in 2010 unless the board terminates it sooner.

   1990 Stock Option Plan. Our stock option plan will terminate as of the effective date of this offering. The termination of the stock option plan will have no effect on the options that have been granted thereunder. However, following the termination of the stock option plan, no new stock options may be granted under it.

   Corporate Transactions. Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the stock option plan and to outstanding options. Following such a transaction, the board will appropriately adjust the stock option plan as to the class and the maximum number of shares subject to the stock option plan. It also will adjust outstanding options as to the class, number of shares and price per share applicable to such options.

   If we dissolve, then outstanding stock options will terminate prior to such dissolution. In the event of a merger or consolidation as a result of which our shares are converted into securities of another company or into other property, then the outstanding stock options will be treated differently. In such situations, the board may determine that the outstanding stock options will be assumed by a surviving corporation and thereafter pertain to the stock or other property of the surviving corporation. Alternatively, the board may determine that the vesting and exercisability of the outstanding options shall accelerate and such options shall terminate if not exercised prior to the effective date of the merger or consolidation.

   Stock Options Granted. As of January 31, 2000, we had issued 259,967 shares upon the exercise of options under the stock option plan and options to purchase 900,741 shares at a weighted average exercise price of $10.60 were outstanding.

   2000 Employee Stock Purchase Plan. Our board will adopt the 2000 Employee Stock Purchase Plan and seek stockholder approval prior to the effective date of the offering.

   Share Reserve. We will authorize the issuance of                    shares
of our common stock pursuant to purchase rights granted to eligible employees
under the purchase plan. On each                         , starting with
                   and continuing through and including            , the share
reserve will automatically be increased by a number of shares equal to the least of:

  .     % of our then outstanding shares of common stock;

  .                      shares; or

  . a lesser number determined by our board.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We will implement the purchase plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the purchase plan. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock.

   General Terms of the Plan. Under the purchase plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering;
    or

  . 85% of the fair market value of a share on the purchase date.

   For the first offering, which will begin on the effective date of this initial public offering, we will offer shares registered on a Form S-8 registration statement. The fair market value of the shares on the first date of this initial public offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this initial public offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for such shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the trading day prior to the relevant determination date, as reported in The Wall Street Journal.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of 85% of the fair market value of a share on the day they began participating in the purchase plan or 85% of the fair market value of a share on the purchase date.

   If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the purchase plan. Generally employees may end their participation in the offering at any time before a purchase period ends. Their participation ends automatically on termination of their employment or loss of full-time status.

   The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

   Corporate Transactions. Upon a change in control, a surviving corporation may assume outstanding purchase rights or substitute other purchase rights therefor. If the surviving corporation does not assume or substitute the purchase rights, the offering period will be shortened and our stock will be purchased for the participants immediately before the change in control.

   Description of 401(k) Plan. We maintain a retirement and deferred savings plan for our U.S. employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each
participant may contribute up to      % of his or her pre-tax compensation (up
to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions or matching contributions to the retirement and deferred savings plan on behalf of participating employees.

                           RELATED PARTY TRANSACTIONS

   Other than the transactions described below and in the "Management-- Employment Agreements" section, since January 1, 1997 there has not been nor is there currently proposed any transaction or series of similar transaction to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; and

  . in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Preferred Stock Financing

   From February 1997 to January 1998, we issued and sold an aggregate of 25,000 shares of Series E preferred stock for proceeds of approximately $1.0 million to Select Appointments North America Inc., or Select. Anthony Martin, one of our directors, is chairman of the board of Select. In December 1997, Select converted 62,500 shares of Series E preferred stock into 2,678,773 shares of common stock. The remaining 12,500 shares of Series E preferred stock are currently convertible into 542,304 shares of common stock.

   In consideration for Select's agreement in December 1997 to convert its shares of Series E preferred stock into common stock, we entered into a letter agreement with Select dated December 30, 1997 pursuant to which we agreed to issue to Select one share of common stock for each additional security we issued, subject to certain conditions. On February 24, 2000, we and Select agreed to terminate this letter agreement and on February 29, 2000, we issued to Select an aggregate of 217,256 shares of common stock in full satisfaction of our obligations to Select under the letter agreement.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of January 31, 2000 by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  . each of our directors;

  . the named executive officers;

  . all executive officers and directors as a group; and

  . the selling stockholder.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission. All options exercisable within 60 days of January 31, 2000 are reported as currently exercisable. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person. Percentage ownership is based on 6,932,803 shares of common stock outstanding as of January 31, 2000, assuming the conversion of all outstanding shares of
preferred stock into common stock, and       shares of common stock outstanding
immediately following the completion of this offering.

   Except as otherwise indicated, the stockholders listed in the tables have sole voting and investment powers over the common stock owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each of the individuals or entities named below is: c/o TriNet Group, Inc., 101 Callan Avenue, San Leandro, California 94577.

                                       Shares                      Shares
                                    Beneficially                Beneficially
                                  Owned Before the   Number    Owned After the
                                      Offering      of Shares     Offering
                                  -----------------   Being   -----------------
                                   Number   Percent  Offered   Number   Percent
                                  --------- ------- --------- --------- -------
5% Stockholders
Select Appointments North
 America Inc. (1)...............  3,938,333  57.0%
 Zigguart Grosvenor Road
 St. Albans
 Hertfordshire, AL13 HW
 United Kingdom
Directors and Executive Officers
Martin Babinec(2)...............  1,928,500  28.0%      --    1,928,500
Douglas P. Devlin(3)............    329,597   4.8%      --      329,597
Gregory L. Hammond(4)...........     12,550     *       --       12,550     *
Craig A. McGannon(5)............      5,050     *       --        5,050     *
James P. Hanson(6)..............    214,244   3.1%      --      214,244
H. Lynn Hazlett(7)..............      3,120     *       --        3,120     *
Anthony V. Martin(8)............  3,938,333  57.0%
T. Joe Willey(7)................     15,444     *       --       15,444     *

Directors and executive officers
 as a group (8 persons)(9)......  6,446,838  92.3%      --

--------
* Represents beneficial ownership at less than 1% of the outstanding shares of our common stock.

(1) Includes 44,110 shares held by Ogier Trustee Limited, a fund established for the benefit of Select Appointments North America Inc., or Select, employees and administered by a trustee and 217,256 shares Select has the right to acquire within 60 days of January 31, 2000 and did acquire on February 29, 2000.
(2) Shares are held by Martin and Krista Babinec, Trustees of the Babinec Family Trust dated 7/16/95.
(3) Includes 33,425 shares issuable upon exercise of options exercisable within 60 days of January 31, 2000.
(4) Includes 11,450 shares issuable upon exercise of options exercisable within 60 days of January 31, 2000.
(5) Includes 5,050 shares issuable upon exercise of options exercisable within 60 days of January 31, 2000.
(6) Includes 195,681 shares held by James P. and Kristy L. Hanson, husband and wife as community property, 18,450 shares held by James P. and Kristy L. Hanson Accountancy Corporation Profit Sharing Plan #1 and 113 shares issuable upon exercise of options exercisable within 60 days of January 31, 2000.
(7) Includes 113 shares issuable upon exercise of options exercisable within 60 days of January 31, 2000.
(8) Includes 3,894,223 shares held by Select and 44,110 shares held by Ogier Trustee Limited, a fund established for the benefit of Select employees and administered by a trustee and 217,256 shares Select has the right to acquire within 60 days of January 31, 2000 and did acquire on February 29, 2000. Anthony V. Martin, one of our directors, is chairman of the board of Select and disclaims beneficial ownership of these shares.
(9) See footnotes (2) through (8) above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our capital stock and material provisions of our certificate of incorporation and bylaws, which will become effective upon the completion of this offering, is a summary only and is qualified in its entirety by the complete provisions of the certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement, of which this prospectus is a part.

   Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

   As of January 31, 2000, there were 6,932,803 shares of common stock outstanding that were held of record by approximately 40 stockholders after giving effect to the conversion of our preferred stock into common stock. There
will be             shares of common stock outstanding (assuming no exercise of the outstanding options) after giving effect to the sale of the shares of common stock offered by this prospectus.

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Unless Section 2115 of the California Corporations Code is applicable to us, holders of common stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Upon a liquidation, dissolution or winding-up of TriNet, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of TriNet and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration Rights of Stockholders

   Upon the earlier of July 30, 2001 or 12 months after this offering holders of an aggregate of 150,263 shares of our common stock, and beginning 180 days after this offering holders of an aggregate of 3,894,223 shares of our common stock, will be entitled to register these shares under the Securities Act. These rights are provided under the amended and restated investor's rights agreement by and among us, Select Appointments North America Inc., Bessemer Venture Partners V L.P., Bessec Ventures V L.P. and BVE LLP dated March 2, 2000. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and in some cases, including this offering, exclude these shares entirely. In addition, the holders of these shares may require us at our expense to register their shares on Form S-3 when this form becomes available.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to that date, the business combination is approved by the board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Section 203. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Charter Provisions

   Our certificate of incorporation requires that upon completion of this public offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

  . eliminates cumulative voting in the election of directors;

  . provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  . authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

   Our bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our board of directors currently consists of six members divided into three classes with staggered terms. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

   Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Limitation of Liability and Indemnification

   Our certificate of incorporation, which will become effective upon the closing of this offering, contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

  . any breach of the director's duty of loyalty;

  . acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

  . payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

  . any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

   Our bylaws, which will become effective upon the closing of this offering, require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

   We intend to enter into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

   We plan to obtain directors' and officers' liability insurance.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Norwest Bank, Minnesota N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and a significant public market for our common stock may not develop or be sustained
after this offering. As described below,       shares currently outstanding
will be available for sale immediately after this offering due to certain contractual and securities law restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding            shares
of common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders. The remaining 6,932,803 shares outstanding are "restricted securities" within the meaning of Rule 144. These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   All of our directors and officers and a majority of our stockholders and option holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc.

   Taking into account these lock-up agreements, and assuming FleetBoston Robertson Stephens Inc. does not release stockholders from their agreements, the following shares will be eligible for sale in the public market at the following times:

  . no shares will be eligible for sale upon completion of this offering;

  . 6,845,130 shares will be eligible for sale upon the expiration of lock-up agreements, beginning 180 days after the date of this prospectus;

  . 87,673 of the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required time.

   Additionally, of the shares that may be issued upon the exercise of options
outstanding as of January 31, 2000, approximately     shares will be vested and
eligible for sale 180 days after completion of this offering.

   In general, under Rule 144 as currently in effect, after expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding,
    which will equal approximately       shares immediately after this
    offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 must comply with the requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers and directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Commencing 90 days after the date of this offering, Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and permits non-affiliates to sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   Registration Rights. Upon the earlier of July 30, 2001 or twelve months after this offering the holders of an aggregate of 150,263 shares of our common stock, and beginning 180 days after this offering holders of an aggregate of 3,894,223 shares of our common stock, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

   In addition, we intend to file, immediately after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan. Shares registered under this registration statement would be available for sale in the open market in the future, providing there is compliance with Rule 144 restrictions, in the case of affiliates, and the contractual restrictions described above.

                                  UNDERWRITING

   The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated and Robert W. Baird & Co. Incorporated, have agreed with us and the selling stockholders, subject to conditions in the underwriting agreement, to purchase from us and the selling stockholders the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   FleetBoston Robertson Stephens Inc. ........................
   Dain Rauscher Incorporated..................................
   Robert W. Baird & Co. Incorporated..........................
                                                                     ------

     Total.....................................................
                                                                     ======

   The representatives have advised us and our selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus. The underwriters may sell shares to dealers at that price less a concession of not in excess of
$           per share, of which $           may be reallowed to other dealers.
After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives, but any reduction will not change the amount of proceeds to be received by us or the selling stockholder. The common stock is offered by the underwriters on the terms discussed in this prospectus, subject to receipt and acceptance by them, and subject to their right to reject any order.

   The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   No Public Market. Before this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among the representatives and us. Among the factors considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

   Over-Allotment Option. We and our selling stockholders have granted the underwriters an option, exercisable during the 30-day period after the date of
this prospectus, to purchase up to            additional shares of common stock
solely to cover any over-allotments, at the public offering price less the underwriting discount on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional shares of common stock, they have agreed, subject to specified conditions, to purchase approximately the same percentage of these additional shares as the number of shares to be purchased by each of them bears to the total number of shares of common stock in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We and our selling stockholders will be obligated to sell shares to the underwriters to the extent the over-allotment option is exercised.

   The following table summarizes the compensation to be paid to the underwriters by us and our selling stockholders:

                                                                   Total
                                                            -------------------
                                                             Without    With
                                                       Per    Over-     Over-
                                                      Share allotment allotment
                                                      ----- --------- ---------
   Underwriting discounts and commissions payable by
    us..............................................  $       $         $
   Underwriting discounts and commissions payable by
    the selling stockholders........................  $       $         $

   We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $          .

   Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against civil liabilities, including liabilities under the Securities Act.

   Lock-Up Agreements.  Holders of     % of our outstanding stock and all of
our officers and directors have signed lock up agreements with the underwriters. Under these agreements, these parties have agreed, during the period of 180 days after the date of this prospectus and subject to various exceptions, not to offer to sell, contract to sell, or transfer any shares of common stock they own or later acquire, other than shares purchased in the public markets. These agreements contain similar terms for options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares before the expiration of the lock-up period.

   In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., consent to the disposition of any shares held by stockholders subject to lock-up agreements before the expiration of the lock-up period, or issue, sell, contract to sell, or dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock. However, the following are examples of exceptions to this agreement:

  . our sale of shares in this offering;

  . the issuance of our common stock upon the exercise of outstanding options or warrants; and

  . the issuance of options under existing stock option and incentive plans, provided that those options do not vest before the expiration of the lock-up period.

   Listing. We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "TRNE."

   Stabilization. The representatives have advised us that, under Regulation M of the Exchange Act, some persons participating in the offering may engage in any of the following transactions:

  . stabilizing bids, which are bids for the purchase of common stock on behalf of the underwriters that are intended to fix or maintain the price of the common stock;

  . syndicate covering transactions, which are bids for the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering; a short position results when an underwriter sells more shares than it has committed to purchase; and

  . penalty bids, which are arrangements that permit the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction, and has not been effectively placed by this underwriter or syndicate member.

   These transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

   Directed Share Program. At our request, the underwriters have reserved up to shares of common stock to be issued by us and offered for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same terms as the shares of common stock offered in this offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered in this prospectus will be passed upon for us by Cooley Godward LLP, San Francisco, California. Legal matters related to the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999, and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to offer shares of our common stock. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information about us and our common stock can be found in the registration statement. The rules and regulations of the Securities and Exchange Commission allow us to omit various information from the prospectus that is included in the registration statement. Statements made in this prospectus about the contents of any contract, agreement or other documents are summaries. If we filed any of those documents as exhibits to the registration statement, you may read the document itself for a complete description of its terms.

   The registration statement and the related exhibits and schedules filed by us with the Securities and Exchange Commission can be inspected and copies obtained at prescribed rates from the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

   You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information about registrants that file electronically with the Securities and Exchange Commission, like us, at http://www.sec.gov.

                               TriNet Group, Inc.

                       Consolidated Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                                    Contents

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-2


Audited Financial Statements


Consolidated Balance Sheets................................................ F-3


Consolidated Statements of Operations...................................... F-4


Consolidated Statements of Stockholders' Equity............................ F-5


Consolidated Statements of Cash Flows...................................... F-6


Notes to Consolidated Financial Statements................................. F-7

                         Report of Independent Auditors

Board of Directors
TriNet Group, Inc.

   We have audited the accompanying consolidated balance sheets of TriNet Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TriNet Group, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Walnut Creek, California
February 18, 2000, except for paragraph 2 of Note 4, as to which the date is February 29, 2000

                               TriNet Group, Inc.

                          Consolidated Balance Sheets

                                                                     Pro Forma
                                                                   Stockholders'
                                              December 31,           Equity at
                                         ------------------------  December 31,
                                            1998         1999          1999
                                         -----------  -----------  -------------
Assets                                                              (unaudited)
Current assets:
 Cash and cash equivalents.............  $ 8,584,563  $16,777,235
 Accounts receivable, net of allowance
  for doubtful accounts of $7,157 in
  1998 and $100,000 in 1999............    1,676,753    3,637,345
 Unbilled revenues.....................    4,667,940    4,781,704
 Refundable income tax prepayments.....      390,817    1,376,802
 Prepaid expenses......................      428,727      534,322
 Deferred income taxes.................      147,400      322,500
 Other current assets..................      100,845      308,216
                                         -----------  -----------
   Total current assets................   15,997,045   27,738,124
Property and equipment, net............    4,005,578    7,979,264
Other assets...........................       88,890       74,009
                                         -----------  -----------
                                         $20,091,513  $35,791,397
                                         ===========  ===========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable......................  $   375,933  $   733,769
 Subscriber prepayments................    6,002,250    6,942,570
 Accrued compensation and related
  expenses.............................    8,614,294   19,359,530
 Current portion of borrowings under
  bank financing arrangements..........           --      588,910
                                         -----------  -----------
   Total current liabilities...........   14,992,477   27,624,779
Borrowings under bank financing
 arrangements..........................           --    1,766,728
Deferred income taxes..................      531,100    1,084,200


Commitments and contingencies


Redeemable convertible preferred stock,
 1,000,000 shares authorized:
 Series E, $40 stated value; 75,000
  shares authorized; 12,500 shares
  issued and outstanding at December
  31, 1998 and 1999, and none pro forma
  (aggregate liquidation preference of
  $500,000)............................      500,000      500,000   $        --


Stockholders' equity:
 Common stock, no stated value;
  authorized: 50,000,000 shares; issued
  and outstanding: 6,316,675 shares at
  December 31, 1998, 6,385,394 shares
  at December 31, 1999 and
  6,927,698 shares, pro forma..........    5,026,754    6,619,545     7,119,545
 Deferred compensation.................     (356,542)  (1,072,861)   (1,072,861)
 Accumulated deficit...................     (592,049)    (725,182)     (725,182)
 Accumulated other comprehensive loss..      (10,227)      (5,812)       (5,812)
                                         -----------  -----------   -----------
   Total stockholders' equity..........    4,067,936    4,815,690   $ 5,315,690
                                         -----------  -----------   ===========
                                         $20,091,513  $35,791,397
                                         ===========  ===========

                            See accompanying notes.

                               TriNet Group, Inc.

                     Consolidated Statements of Operations

                                                Years ended December 31,
                                           ------------------------------------
                                              1997        1998         1999
                                           ----------  -----------  -----------
Service revenues.........................  $7,748,608  $12,442,924  $19,127,780
  (Net of direct costs billed and
  incurred of $241,917,033, $386,220,552,
  and $712,944,848, respectively)
Operating expenses:
  Cost of providing services.............   4,119,822    6,378,814   10,101,829
  Client acquisition costs...............   1,077,607    1,102,352    2,541,173
  General and administrative.............     846,395    1,782,603    2,543,574
  Research and development...............     488,475      718,692    2,353,295
  Depreciation...........................     228,668      565,008      742,943
  Stock-based compensation...............          --      146,458      650,681
                                           ----------  -----------  -----------
    Total operating expenses.............   6,760,967   10,693,927   18,933,495
                                           ----------  -----------  -----------
Operating income.........................     987,641    1,748,997      194,285
Other income (expense):
  Interest income........................      41,651       49,177       73,503
  Interest expense.......................     (22,981)     (10,760)      (9,340)
  Foreign exchange gain (loss)...........          --      (25,584)      37,719
                                           ----------  -----------  -----------
Income before provision for income
 taxes...................................   1,006,311    1,761,830      296,167
Provision for income taxes...............    (246,800)    (779,400)    (399,300)
                                           ----------  -----------  -----------
Net income (loss)........................  $  759,511  $   982,430  $  (103,133)
                                           ==========  ===========  ===========
Net income (loss) available to common
 stockholders............................  $ (347,640) $   454,978  $  (133,133)
                                           ==========  ===========  ===========
Basic net income (loss) per common
 share...................................  $    (0.10) $      0.07  $     (0.02)
                                           ==========  ===========  ===========
Diluted net income (loss) per common
 share...................................  $    (0.10) $      0.07  $     (0.02)
                                           ==========  ===========  ===========
Shares used to compute basic net income
 (loss) per common share.................   3,599,463    6,303,081    6,340,357
                                           ==========  ===========  ===========
Shares used to compute diluted net income
 (loss) per common share.................   3,599,463    6,593,448    6,340,357
                                           ==========  ===========  ===========
Pro forma basic and diluted net loss per
 common share (unaudited)................                           $     (0.01)
                                                                    ===========
Shares used to compute pro forma basic
 and diluted net income per common stock
 share (unaudited).......................                             6,882,661
                                                                    ===========

                            See accompanying notes.

                              TriNet Group, Inc.

                Consolidated Statements of Stockholders' Equity

             For the years ended December 31, 1999, 1998 and 1997

                                                                                        Accumulated
                             Common Stock          Note                                    Other
                         ---------------------  Receivable    Deferred    Accumulated  Comprehensive
                          Shares      Amount    for Stock   Compensation    Deficit        Loss         Total
                         ---------  ----------  ----------  ------------  -----------  ------------- -----------
Balance at December 31,
1996.................... 3,597,125  $  537,632  $(250,000)  $        --   $  (699,387)   $     --    $  (411,755)
 Repurchase of common
 stock..................      (848)     (3,876)        --            --            --          --         (3,876)
 Discount on issuance of
 preferred stock........        --   1,000,000         --            --            --          --      1,000,000
 Accretion of preferred
 stock discount.........        --          --         --            --    (1,000,000)         --     (1,000,000)
 Payment of note
 receivable.............        --          --    250,000            --            --          --        250,000
 Exercise of stock
 options................     5,525       1,509         --            --            --          --          1,509
 Conversion of
 redeemable preferred
 shares into common
 stock.................. 2,678,773   2,454,764         --            --            --          --      2,454,764
 Dividend payable.......        --          --         --            --      (107,151)         --       (107,151)
 Net income and
 comprehensive income...        --          --         --            --       759,511          --        759,511
                         ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at December 31,
1997.................... 6,280,575   3,990,029         --            --    (1,047,027)         --      2,943,002
 Repurchase of common
 stock..................    (5,005)     (9,309)        --            --            --          --         (9,309)
 Discount on issuance of
 redeemable preferred
 stock..................        --     500,000         --            --            --          --        500,000
 Accretion of preferred
 stock discount.........        --          --         --            --      (500,000)         --       (500,000)
 Exercise of stock
 options................    41,105      43,034         --            --            --          --         43,034
 Deferred compensation
 related to grant of
 stock options..........        --     503,000         --      (503,000)           --          --             --
 Amortization of
 deferred compensation..        --          --         --       146,458            --          --        146,458
 Dividend payable.......        --          --         --            --       (27,452)         --        (27,452)
 Net income.............        --          --         --            --       982,430          --        982,430
 Foreign currency
 translation
 adjustment.............        --          --         --            --            --     (10,227)       (10,227)
                                                                                                     -----------
 Comprehensive income...        --          --         --            --            --          --        972,203
                         ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at December 31,
1998.................... 6,316,675   5,026,754         --      (356,542)     (592,049)    (10,227)     4,067,936
 Repurchase of common
 stock..................    (1,493)    (10,780)        --            --            --          --        (10,780)
 Exercise of stock
 options................    70,212     196,367         --            --            --          --        196,367
 Deferred compensation
 related to grant of
 stock options..........        --   1,367,000         --    (1,367,000)           --          --             --
 Amortization of
 deferred compensation..        --          --         --       650,681            --          --        650,681
 Income tax benefit of
 stock option
 exercises..............        --      40,204         --            --            --          --         40,204
 Dividend payable.......        --          --         --            --       (30,000)         --        (30,000)
 Net loss...............        --          --         --            --      (103,133)         --       (103,133)
 Foreign currency
 translation
 adjustment.............        --          --         --            --            --       4,415          4,415
                                                                                                     -----------
 Comprehensive loss.....        --          --         --            --            --          --        (98,718)
                         ---------  ----------  ---------   -----------   -----------    --------    -----------
Balance at December 31,
1999.................... 6,385,394  $6,619,545  $      --   $(1,072,861)  $  (725,182)   $ (5,812)   $ 4,815,690
                         =========  ==========  =========   ===========   ===========    ========    ===========

                            See accompanying notes.

                               TriNet Group, Inc.

                     Consolidated Statements of Cash Flows

                                             Years ended December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Operating activities
Net income (loss)...................... $   759,511  $   982,430  $  (103,133)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
 Depreciation..........................     228,668      565,008      742,943
 Stock-based compensation..............          --      146,458      694,411
 Provision for doubtful accounts.......       7,157       29,510      236,053
 Deferred income taxes.................     210,900      359,600      378,000
 Changes in assets and liabilities:
  Accounts receivable..................  (1,646,832)      95,086   (2,196,645)
  Unbilled revenues....................     137,157   (2,644,067)    (113,764)
  Refundable income tax prepayments....    (108,739)    (485,765)    (945,781)
  Prepaid expenses.....................    (232,991)    (195,736)    (105,595)
  Other current assets.................     120,728      (20,498)    (207,371)
  Other noncurrent assets..............          --      (50,878)      14,881
  Accounts payable.....................     267,962     (163,233)   1,472,288
  Subscriber prepayments...............   2,482,831    1,652,151      940,320
  Accrued compensation and related
   expenses............................   1,935,959    1,887,516   10,745,236
                                        -----------  -----------  -----------
Net cash provided by operating
 activities............................   4,162,311    2,157,582   11,551,843


Investing activities
Purchase of property and equipment.....  (2,230,084)  (1,916,402)  (4,716,629)


Financing activities
Borrowings under bank financing
 arrangements..........................          --           --    1,238,638
Dividends paid on preferred stock......     (60,000)    (107,151)     (27,452)
Repurchase of common stock.............      (3,876)      (9,309)     (10,780)
Issuance of common stock...............       1,509       43,034      152,637
Issuance of preferred stock............   1,000,000      500,000           --
Payment of note receivable.............     250,000           --           --
                                        -----------  -----------  -----------
Net cash provided by financing
 activities............................   1,187,633      426,574    1,353,043
                                        -----------  -----------  -----------
Effect of exchange rate changes on
 cash..................................          --      (10,227)       4,415
                                        -----------  -----------  -----------
Net increase in cash and cash
 equivalents...........................   3,119,860      657,527    8,192,672
Cash and cash equivalents at beginning
 of year...............................   4,807,176    7,927,036    8,584,563
                                        -----------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $ 7,927,036  $ 8,584,563  $16,777,235
                                        ===========  ===========  ===========
Supplemental disclosures of cash flow
 information
Interest paid.......................... $    14,069  $    10,760  $     9,340
                                        ===========  ===========  ===========
Income taxes paid...................... $   178,466  $   853,500  $ 1,239,475
                                        ===========  ===========  ===========


Supplemental schedule of noncash
 financing activities
Dividends declared but not paid........ $   107,151  $    27,452  $    30,000
                                        ===========  ===========  ===========



                            See accompanying notes.

                               TriNet Group, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1999

1. Description of Business and Significant Accounting Policies

 Description of Business

   TriNet Group, Inc. (the "Company") is a provider of web-enabled business process outsourcing of payroll, benefits and human resources support to technology companies in North America. The Company's systems and services enable customers to integrate human resources, benefits and payroll processes to a single information systems platform, as well as outsource related transaction processing functions to TriNet's consolidated back-office operation.

 Segment Reporting

   The Company operates in one reportable segment under FASB Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"). The Company uses a centralized structure to deliver web-enabled business process outsourcing of payroll, benefits and human resource transactions to its customers. The Company's management has determined the operating segment based upon how the business is managed and operated.

 Principles of Consolidation

   The consolidated financial statements include the accounts of TriNet Group, Inc. and its wholly owned subsidiary. Intercompany accounts and transactions have been eliminated.

 Revenue Recognition

   The Company's revenues consist primarily of service fees paid by its customers in consideration for the Company's payment of the customer's direct payroll costs including salaries, wages, employee benefits and payroll taxes. Service revenues, which are presented net of direct payroll costs incurred and billed, are recognized in the period in which the customer's serviced employees earn salaries and wages. Service revenues related to salaries and wages earned by serviced employees but not paid during the current period are recognized as unbilled revenues and the related direct payroll costs are accrued as a liability in the period in which the salaries and wages are earned by the employees. Subsequent to each period end, such accrued direct payroll costs are paid and the related service revenues are billed. Unbilled revenues at December 31, 1998 and 1999 are net of prepayments received prior to year end of $481,130 and $1,651,534, respectively. The Company also derives revenues from other services provided to its customers and this revenue is recognized when the related services are performed.

   The Company generally requires its payroll and benefits outsourcing customers to pay no later than one day prior to the applicable payroll date via electronic funds transfer. Interest earned on cash balances resulting from timing differences between the collection of payments from customers and the remittance of wages, taxes and payments to outside parties is included in service revenues in the accompanying consolidated statements of operations. Interest included in service revenues for the years ended December 31, 1997, 1998 and 1999 totaled $403,000, $490,000 and $650,000, respectively.

                               TriNet Group, Inc.

1. Description of Business and Significant Accounting Policies (continued)


 Concentrations of Credit Risk

   Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. The Company maintains its cash in a domestic financial institution and performs periodic evaluations of the relative credit standing of this institution.

   The Company currently provides services primarily to early stage technology companies in Northern California and conducts ongoing credit evaluations of its customers. Under the terms of its customer agreements, the Company is required to pay its serviced employees' salaries and wages regardless of whether the customer makes timely payment to the Company. The Company has historically experienced insignificant credit losses.

   The Company generally requires payment from its customers no later than one day prior to the applicable payroll date. From certain of its customers, the Company requires a performance assurance payment ("PAP") in an amount equal to the total payroll and service fee for one average payroll period and such amounts are recorded as subscriber prepayments in the accompanying consolidated balance sheets. Should the PAP fall below the required amount, the customer is required to pay an amount sufficient to establish the required PAP level. In the event of a termination, the Company refunds remaining PAP amounts within 30 days, provided all obligations of the customer have been fulfilled.

 Cash and Cash Equivalents

   Cash and cash equivalents include bank demand deposits and short-term, highly liquid investments. Investments with original maturity dates of three months or less are considered cash equivalents. Since the Company generally requires its customers to pay no later than one day prior to the applicable payroll date, the Company's cash and cash equivalents can vary significantly based on the timing of funds transferred by customers and the timing of funds disbursed by the Company for applicable services.

 Property and Equipment, net

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are depreciated over the shorter of the life of the asset or the remaining term of the lease. The cost of maintenance and repairs is expensed as incurred; renewals and betterments are capitalized.

 Impairment of Long-Lived Assets

   The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets

                               TriNet Group, Inc.

1. Description of Business and Significant Accounting Policies (continued)

exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Software Development and Enhancements

   Through the end of 1997, the Company expensed as incurred certain costs to develop and enhance its internal computer programs and software. Expenditures for vendor-provided software were capitalized and amortized using the straight-line method over estimated useful lives ranging from 3 to 5 years. In March 1998, the Accounting Standards Executive Committee issued Statement of Position
(SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires the capitalization of internal use computer software costs if certain criteria are met, including all external direct costs for materials and services and certain payroll and related fringe benefit costs. The Company early-adopted SOP 98-1 as of January 1, 1998. As a result, the Company capitalizes internal use software costs with an expected useful life over one year and expenses amounts not meeting the criteria of SOP 98-1. Capitalized software costs are amortized on the straight line basis over estimated useful lives ranging from 2 to 4 years.

 Fair Value of Financial Instruments

   The carrying value of accounts receivable, unbilled revenues, accounts payable, subscriber prepayments and accrued compensation and related expenses approximates fair value due to the short-term maturities of these assets and liabilities. The carrying value of borrowings under bank financing arrangements approximates fair value since the interest rate is variable and resets frequently.

 Advertising

   All advertising costs are expensed as incurred. Advertising costs, which are included in client acquisition costs, were approximately $130,000, $290,000 and $610,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

 Income Taxes

   The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax liabilities and assets are measured based upon differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

                               TriNet Group, Inc.

1. Description of Business and Significant Accounting Policies (continued)


 Translation of Foreign Currencies

   All assets and liabilities that are denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and all revenue and expense accounts are translated using the average monthly exchange rates. Translation adjustments are included in the Accumulated Other Comprehensive Loss component of stockholders' equity.

 Computation of Net Income (Loss) Per Common Share

   The Company computes net income (loss) per common share based on Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"). In accordance with FAS 128, basic net income (loss) per common share is calculated as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding. Diluted net income (loss) per common share is computed using the weighted-average number of common shares outstanding and dilutive common stock equivalents outstanding during the period unless the effect of including such shares is anti-dilutive. Common equivalent shares result from stock options (using the treasury stock method) and convertible preferred stock (using the as-if-converted method).

   Pro forma net income (loss) per common share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert to common shares upon completion of the Company's initial public offering, using the if-converted method.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Recent Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and, if so, the type of hedge transaction.

   In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" ("FAS 137"), which amends FAS 133 to be effective for all fiscal quarters or all fiscal years beginning after June 15, 2000, or January 1, 2001 for the Company. Management does not currently expect that adoption of FAS 137 will have a material impact on the Company's financial position or results of operations.

                               TriNet Group, Inc.

2. Property and Equipment, Net

   Property and equipment consist of the following:

                                                          December 31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
   Software......................................... $ 2,266,960  $ 4,969,493
   Office equipment including data processing
    equipment.......................................   1,729,900    2,977,038
   Furniture, fixtures and equipment................     637,036      955,142
   Leasehold improvements...........................     536,299      986,686
                                                     -----------  -----------
                                                       5,170,195    9,888,359
   Accumulated depreciation.........................  (1,164,617)  (1,909,095)
                                                     -----------  -----------
                                                     $ 4,005,578  $ 7,979,264
                                                     ===========  ===========

3. Bank Financing Arrangements

   In September 1999, the Company entered into a non-revolving line of credit agreement with a bank to finance qualifying expenditures on computer systems projects. Under the terms of this agreement, the Company may borrow up to $4,000,000 through March 31, 2000. Interest accrues on outstanding borrowings at either LIBOR plus 3.6% (10.1% at December 31, 1999) or the bank's reference rate plus 1% (9.5% at December 31, 1999), and is payable monthly. Among other provisions, the agreement requires the Company to maintain certain net worth levels and financial ratios. Borrowings under the agreement are secured by substantially all of the Company's assets.

   At December 31, 1999, the Company had incurred and included in accounts payable $1,117,000 of costs eligible for financing under the agreement. Subsequent to December 31, 1999, the Company financed these costs under the agreement and accordingly has included such amounts in bank borrowings in the accompanying balance sheet. On March 31, 2000, any outstanding borrowings are to be converted to a note payable with a term of 36 months. At December 31, 1999, outstanding borrowings of $1,766,728 have been included in long term liabilities since repayment will occur after December 31, 2000.

   Outstanding borrowings at December 31, 1999 are due as follows:

   Year ending December 31,
   ------------------------
      2000..........................................................  $  588,910
      2001..........................................................     785,213
      2002..........................................................     785,213
      2003..........................................................     196,302
                                                                      ----------
                                                                       2,355,638
   Less: current portion............................................     588,910
                                                                      ----------
   Long-term portion................................................  $1,766,728
                                                                      ==========

                               TriNet Group, Inc.

4. Redeemable Convertible Preferred Stock

   Pursuant to terms specified in the Amended Series E Preferred Stock Purchase Agreement (Preferred Stock Agreement) with an existing common stockholder and upon meeting certain financial milestones, the Company issued to the common stockholder, 25,000 shares of Series E redeemable convertible preferred stock (Series E) at $40 per share in 1997 and 12,500 shares of Series E at $40 per share in 1998. All shares of Series E covered under the Preferred Stock Agreement were issued as of December 31, 1998.

   Shares of Series E may, at the option of the holder, be converted at any time into common stock at a conversion price of $1.00 per common share, subject to adjustment based on anti-dilution provisions outlined in the Preferred Stock Agreement (conversion price of $0.921992 per common share at December 31, 1999). Upon issuance of Series E in 1997 and 1998, the aggregate fair value of the common stock the holder would receive upon conversion exceeded the proceeds to be received from conversion and such difference has been accounted for as a discount on preferred stock in both 1997 and 1998. Since the Series E is immediately convertible, the $1,000,000 and $500,000 discount related to the 1997 and 1998 issuance of Series E was accreted to retained earnings in 1997 and 1998, respectively. At December 31, 1997, all of the then outstanding shares of Series E were converted into 2,678,773 shares of common stock. In consideration for the December 1997 agreement to convert the Series E into common stock, the Company entered into an agreement to issue the holder of Series E the right to receive one share of common stock for each additional equity security issued by the Company, subject to certain conditions. On February 29, 2000, the Company issued 217,256 shares of common stock in full satisfaction of its obligations under this agreement.

   Shares of Series E accrue a 6% cumulative dividend, payable annually. Dividends of $107,151, $27,452 and $30,000 were accrued for the years ended December 31, 1997, 1998, and 1999, respectively. Subsequent to September 30, 2000, Series E is subject to redemption at any time at the option of the holder at the original issue price of $40 per share. In the event the Company is not able to redeem the Series E in accordance with a request for redemption from the holder, the dividend rate will increase from 6% to 12%. The holder of Series E has no voting rights but has the right to elect one member to the Company's Board of Directors.

   The holder of Series E is entitled to receive the stated liquidation value of $40 per share, plus accrued but unpaid dividends, in the event of any liquidation, dissolution or winding up of the Company.

5. Stockholders' Equity

   Pursuant to the July 1995 Shareholders Agreement, all existing common stockholders have retained a right of first refusal, on a pro rata basis, to purchase additional shares offered for sale by the Company. Issuances of shares from a specified pool of shares reserved for the issuance of stock options are excluded from this right.

 Proposed Public Offering of Common Stock

   On December 21, 1999, the Board authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the

                               TriNet Group, Inc.

5. Stockholders' Equity (continued)

outstanding redeemable convertible preferred stock will automatically convert to common stock. The unaudited pro forma stockholders' equity at December 31, 1999 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock at that date into 542,304 shares of common stock upon the completion of the offering.

 Stock Option Plan

   Pursuant to the Company's 1990 Stock Option Plan (the "Plan"), an aggregate of 965,033 shares of common stock has been reserved for issuance upon the exercise of options granted to qualified employees, directors, and consultants of the Company. The Board of Directors, directly or through committees, administers the Plan and establishes the terms of option grants. The exercise price per share of all incentive stock options granted under the Plan must be at least equal to the fair market value of the shares at the date of grant as determined by the Board. The options generally vest at a rate of 25% after each year and have a maximum term of five years.

   Stock option activity under the Plan is summarized as follows:

                                                  Outstanding options
                                                  --------------------
                                                                       Weighted
                                        Options   Number               average
                                       available    of      Price per  exercise
                                       for grant  shares      share     price
                                       ---------  -------  ----------- --------
   Balance at December 31, 1996.......  680,450   407,050  $0.08-1.60   $1.15
    Granted........................... (109,398)  109,398   3.40-4.95    4.16
    Exercised.........................       --    (5,525)  0.08-1.00    0.27
    Cancelled.........................    2,900    (2,900)    1.00       1.00
                                       --------   -------  -----------  -----
   Balance at December 31, 1997.......  573,952   508,023  $1.00-4.95   $1.81
    Granted........................... (110,165)  110,165   3.69-5.83    5.43
    Exercised.........................       --   (41,105)  3.69-5.83    5.23
    Cancelled.........................   60,612   (60,612)  1.00-5.83    2.33
                                       --------   -------  -----------  -----
   Balance at December 31, 1998.......  524,399   516,471  $1.00-5.83   $2.27
    Granted........................... (261,286)  261,286   7.22-25.73   8.58
    Exercised.........................       --   (70,212)  3.69-25.73   8.23
    Cancelled.........................   17,918   (17,918)  1.00-25.73   4.21
                                       --------   -------  -----------  -----
   Balance at December 31, 1999.......  281,031   689,627  $1.00-25.73  $4.82
                                       ========   =======  ===========  =====

   The weighted-average remaining contractual life of all outstanding options at December 31, 1999 is 2.85 years.

                               TriNet Group, Inc.

5. Stockholders' Equity (continued)


   The following table summarizes information about stock options outstanding at December 31, 1999:

                           Options outstanding              Options exercisable
                ----------------------------------------- ------------------------
      Ranges
        of              Weighted average
     exercise              remaining     Weighted average         Weighted average
      prices    Shares  contractual life  exercise price  Shares   exercise price
     --------   ------- ---------------- ---------------- ------- ----------------
     $1.00      185,350       1.10            $ 1.00      133,476      $1.00
     $1.60       75,000       1.77              1.60       59,270       1.60
     $3.40-
      3.81       60,105       2.55              3.52       41,720       3.53
     $4.95-
      5.83      114,222       3.24              5.40       42,222       5.35
     $7.22       92,250       4.07              7.22       43,650       7.22
     $9.03      159,400       4.49              9.03           --         --
     $25.73       3,300       4.97             25.73           --         --
                -------       ----            ------      -------      -----
     $1.00-
      25.73     689,627       2.85            $ 4.82      320,338      $2.86
                =======       ====            ======      =======      =====

 Shares Reserved for Future Issuance

   The Company has reserved shares of common stock for future issuance as follows:

                                                         Year ended December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
   Redeemable convertible preferred stock...............      -- 500,000 542,304
   Stock options outstanding............................ 508,023 516,471 689,627
   Stock options, available for grant................... 573,952 524,399 281,031


 Deferred Compensation

   The Company has recorded deferred stock compensation charges of $503,000 and $1,367,000 during the years ending December 31, 1998 and 1999 respectively, representing the difference between the exercise price of the stock option and the fair value of common stock as of the date of grant. These amounts are being amortized by charges to operations, using the graded method, over the vesting periods of the individual stock options, which are 4 years.

                               TriNet Group, Inc.

5. Stockholders' Equity (continued)


 Pro Forma Disclosures of the Effect of Stock Based Compensation

   Pro forma information regarding net income and net income per common share is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of FAS 123. For purposes of pro forma disclosures, the estimated fair value of the stock option is amortized to expense over the option's vesting period. The fair value of these stock options was estimated at the date of grant using the Black-Scholes option pricing valuation model with the following weighted-average assumptions:

                                                   Year ended December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------   -------   -------
   Risk-free interest rate........................     6  %      6  %      6  %
   Dividend yield.................................     0  %      0  %      0  %
   Volatility factor..............................     0.5       0.5       0.5
   Expected option term life in years.............     5         5         5

   The weighted-average fair value of these options granted was $1.08, $1.41 and $4.26 for 1997, 1998 and 1999, respectively.

   Option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, subjective input assumptions can materially affect the fair value estimate.

   Had compensation costs for the Company's stock option plan been determined using the fair value at the grant dates for awards under that plan consistent with the method of FAS 123, the Company's historical net income (loss) applicable to common shareholders and basic and diluted net income (loss) per common share would have been decreased to the pro forma amounts indicated below:

                                                  Year ended December 31,
                                                -----------------------------
                                                  1997       1998     1999
                                                ---------  -------- ---------
   Net income (loss) applicable to common
    shareholders:
    As reported...............................  $(347,640) $454,978 $(133,133)
    Pro forma.................................  $(389,408) $379,591 $(453,316)


   Basic net income (loss) per common share:
    As reported...............................  $   (0.10) $   0.07 $   (0.02)
    Pro forma.................................  $   (0.11) $   0.06 $   (0.07)


   Diluted net income (loss) per common share:
    As reported...............................  $   (0.10) $   0.07 $   (0.02)
    Pro forma.................................  $   (0.11) $   0.05 $   (0.07)

   The pro forma impact of options on the results for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on results for future years, as future years will include the effects of additional years of stock option grants.

                              TriNet Group, Inc.

6. Net Income (Loss) Per Common Share

   The calculation of historical basic and diluted net income (loss) per common share is as follows:

                                               Years ended December 31,
                                          -----------------------------------
                                              1997         1998       1999
                                          ------------  ---------- ----------
   Historical:
   Numerator:
    Net income (loss).................... $    759,511  $  982,430 $ (103,133)
    Less: preferred stock dividends and
     discount accretion..................  (1,107,151)   (527,452)   (30,000)
                                          ------------  ---------- ----------
    Numerator for basic and dilutive net
     income (loss) per common share--net
     income available to common
     stockholders........................ $   (347,640) $  454,978 $ (133,133)
                                          ============  ========== ==========
   Denominator:
    Denominator for basic net income
     (loss) per common share--weighted-
     average shares of common stock
     outstanding.........................    3,599,463   6,303,081  6,340,357
    Effect of dilutive securities:
     Employee stock options..............           --     290,367         --
                                          ------------  ---------- ----------
    Denominator for dilutive net income
     (loss) per common share--adjusted
     weighted-average shares and assumed
     conversions.........................    3,599,463   6,593,448  6,340,357
                                          ============  ========== ==========
    Basic net income (loss) per common
     share............................... $      (0.10) $     0.07 $    (0.02)
                                          ============  ========== ==========
    Diluted net income (loss) per common
     share............................... $      (0.10) $     0.07 $    (0.02)
                                          ============  ========== ==========

   For the years ended December 31, 1997 and 1999, if the Company had reported net income per common share, the calculation of historical diluted net income per common share would have included approximately an additional 200,000 and 330,000 common equivalent shares, respectively, related to outstanding stock options not included above (determined using the treasury stock method). In addition, if the Company had reported net income for the year ended December 31, 1999, the calculation of historical diluted net income per common share would have included approximately an additional 542,000 common equivalent shares, related to the conversion of preferred shares using the if-converted method. For the years ended December 31, 1997 and 1998, the effect of the convertible preferred stock is anti-dilutive.

                               TriNet Group, Inc.

6. Net Income (Loss) Per Common Share (continued)


   For the year ended December 31, 1999, the calculation of pro forma basic and diluted net loss per common share is as follows:

   Net loss....................................................... $ (103,133)
                                                                   ==========
   Weighted-average shares used in computing basic net income per common share..................................................  6,340,357
   Adjustment to reflect the effect of the assumed conversion of
    preferred stock from beginning of year........................    542,304
                                                                   ----------
   Weighted-average shares used in computing pro forma basic and diluted net income per common share...........................  6,882,661
                                                                   ==========
   Pro forma basic and dilutive net loss per common share
    (unaudited)................................................... $    (0.01)
                                                                   ==========

7. Income Taxes

   The components of the provision for income taxes are as follows:

                                                    Years ended December 31,
                                                   ----------------------------
                                                     1997       1998     1999
                                                   ---------  -------- --------
   Current:
    Federal....................................... $ 176,900  $331,200 $ 12,100
    State.........................................    46,000    88,600    9,200
                                                   ---------  -------- --------
                                                     222,900   419,800   21,300
   Deferred:
    Federal.......................................   165,900   276,500  297,800
    State.........................................    45,000    83,100   80,200
                                                   ---------  -------- --------
                                                     210,900   359,600  378,000
                                                   ---------  -------- --------
                                                     433,800   779,400  399,300
   Change in valuation allowance..................  (187,000)       --       --
                                                   ---------  -------- --------
                                                   $ 246,800  $779,400 $399,300
                                                   =========  ======== ========

                               TriNet Group, Inc.

7. Income Taxes (continued)


   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows:

                                                          1998        1999
                                                        ---------  -----------
   Deferred tax assets:
    Accrued expenses................................... $  69,000  $   256,300
    State income taxes.................................    61,700       62,000
    Other..............................................    17,700        4,600
                                                        ---------  -----------
                                                          148,400      322,900
   Deferred tax liabilities:
    Depreciation and amortization......................  (127,500)    (186,800)
    Software development costs.........................  (404,600)    (897,800)
                                                        ---------  -----------
   Total deferred tax liabilities......................  (532,100)  (1,084,600)
                                                        ---------  -----------
   Net deferred tax liability.......................... $(383,700) $  (761,700)
                                                        =========  ===========
   Net current deferred tax assets..................... $ 147,400  $   322,500
   Net noncurrent deferred tax liabilities.............  (531,100)  (1,084,200)
                                                        ---------  -----------
   Net deferred tax liability.......................... $(383,700) $  (761,700)
                                                        =========  ===========

   The reconciliation of income tax computed at the United States federal statutory tax rates to the provision for income taxes is as follows:

                                                                 Years ended
                                                                 December 31,
                                                                ----------------
                                                                1997  1998  1999
                                                                ----  ----  ----
   Tax at U.S. statutory rate..................................  34%   34%   34%
   State income taxes, net federal benefit.....................   6     6    20
   Non-deductible stock-based compensation.....................  --     3    75
   Meals and entertainment.....................................  --     1     4
   Change in valuation allowance............................... (18)   --    --
   Other.......................................................   2    --     2
                                                                ---   ---   ---
                                                                 24%   44%  135%
                                                                ===   ===   ===

                               TriNet Group, Inc.

8. Commitments and Contingencies

 Leases

   The Company leases office facilities for its headquarters and other facilities under noncancelable operating leases which require the Company to pay certain maintenance and all insurance costs.

   As of December 31, 1999, minimum payments under all noncancelable lease agreements were as follows:

   Year ending December 31,
   ------------------------
      2000.......................................................... $  731,000
      2001..........................................................    737,000
      2002..........................................................    623,000
      2003..........................................................    269,000
      2004..........................................................    206,000
                                                                     ----------
   Total minimum lease payments..................................... $2,566,000
                                                                     ==========

   Rent expense for the years ended December 31, 1997, 1998, and 1999 was $201,000, $374,000 and $591,000, respectively.

 Contingencies

   While currently the Company is not aware of any significant pending litigation, the Company may from time to time become involved in various litigation arising in the ordinary course of business and the resolution of these matters could have a material effect on the Company's financial position or results of operations.

   Due to the nature of the Company's relationship with its serviced employees, the Company could be subject to liability for federal and state law violations even if the Company does not participate in such violations. While the agreements with customers contain indemnification provisions related to the conduct of the customers, the Company historically has not encountered situations requiring enforcement of these indemnification provisions.

   Beginning in 1998, the Company entered into a retroactively rated workers' compensation premium arrangement with an insurance carrier. At the end of each plan year, subject to minimum and maximum limits, the actual premium due is adjusted according to the period's claims experience. The Company records premium expense throughout the year based on projections from actual claims experience. Actual workers' compensation premiums may differ from the estimates recorded by the Company, and such differences could have a material effect on the Company's financial position or results of operations in a particular period.

   [Description of inside back cover graphics: Art to be depicted on the inside front cover shows five graphics explaining TriNet's position at the center of four trends, plus explanatory text.]

   Title: Strategically Positioned at the Center of Four Major Trends

   [In the center of the page is the TriNet logo with the caption: TriNet ePowered HR for Fast Companies]

   [One graphic has the following caption in a box with an arrow pointing to the TriNet logo: Growth in Business to Business eCommerce Three additional boxes contain the following captions with arrows pointing to the above described box: Hosted Enterprise Resource Planning Systems, Rapid Growth of Internet Usage, Digital Signatures]

   [Another graphic has the following caption in a box with an arrow pointing to the TriNet logo: Spread of Venture Capital Three additional boxes contain the following captions with arrows pointing to the above described box:
Startups Seeking Financing, Substantial Increases in Venture Investment, Public Offerings and Acquisitions Result in Increased Liquidity]

   [Another graphic has the following caption in a box with an arrow pointing to the TriNet logo: Desire to Work at Fast-Growth Companies Three additional boxes contain the following captions with arrows pointing to the above described box: Availability for Competitive Benefit Packages, Desire for Fast Track Career, Potential Wealth Through Stock Options]

   [Another graphic has the following caption in a box with an arrow pointing to the TriNet logo: Demand for Outsourcing Three additional boxes contain the following captions with arrows pointing to the above described box: Web-based Transactions Provide Scalability, Pressure to Get to Market, Legal Compliance Requirements]

                                  TRINET LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses to be paid by TriNet in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

   Securities and Exchange Commission registration fee................. $15,180
   NASD filing fee.....................................................   6,250
   Nasdaq National Market filing fee...................................
   Accounting fees and expenses........................................
   Legal fees and expenses.............................................
   Printing and engraving expenses.....................................
   Blue sky fees and expenses..........................................  10,000
   Transfer agent and registrar fees and expenses......................  15,000
   Miscellaneous.......................................................
                                                                        -------
     Total............................................................. $
                                                                        =======

ITEM 14. Indemnification of Directors and Officers.

   Section 145 of Delaware General Corporation Law provides for the indemnification of directors and officers. Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

  . any breach of the director's duty of loyalty;

  . acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;

  . any transaction from which the director derives an improper personal benefit; and

  . payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

   Our bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against TriNet or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our board of directors.

   We intend to enter into indemnity agreements with each of our current directors and certain of our executive officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of TriNet for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so.

   TriNet plans to obtain directors' and officers' liability insurance.

ITEM 15. Recent Sales of Unregistered Securities

   In the three fiscal years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

  (1) From January 1997 to February 11, 2000, TriNet has granted stock options to purchase 697,488 shares of common stock, at a weighted average exercise price of $13.66, to employees, consultants and directors pursuant to its 1990 Stock Option Plan. Of these stock options, 81,080 have been cancelled, 122,467 shares have been exercised, 850 shares of which have been repurchased and 493,091 shares remain outstanding.

  (2) From February 1997 to January 1998, TriNet issued 25,000 shares of Series E preferred stock to one accredited investor at $40.00 per share. In December 1997, 62,500 shares of Series E preferred stock were converted into 2,678,773 shares of common stock. In consideration for the holder of the Series E preferred stock agreeing to elect such conversion, TriNet agreed to issue additional shares of common stock to such holder. In February 2000, in full satisfaction of its agreement, TriNet issued to such investor an aggregate of 217,256 shares of common stock. The remaining 12,500 shares of Series E preferred stock are convertible into an aggregate of 542,304 shares of common stock.

  (3) In February 2000, TriNet issued 150,263 shares of Series F preferred stock to three accredited investors at $26.62 per share for an aggregate purchase price of $4,000,001.06. Shares of Series F preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of Series F preferred stock outstanding.

   No underwriters were involved in the foregoing sales of securities. Except as noted, such sales were deemed to be exempt under the Securities Act in reliance upon Section 4(2) thereof relative to sales by an issuer not involving any public offering, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.

  (a) The following exhibits are filed herewith:

 Exhibit
 Number                             Exhibit Title
 -------                            -------------
  1.01*  Form of Underwriting Agreement.


  3.01   Amended and Restated Articles of Incorporation, as amended.


  3.02* Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of the offering.


  3.03   Bylaws.

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  3.04*  Form of Amended and Restated Bylaws to be in effect upon the closing of the offering.


  4.01*  Form of Specimen Stock Certificate.


  5.01*  Opinion of Cooley Godward llp.


 10.01   1990 Stock Option Plan.


 10.02*  2000 Equity Incentive Plan.


 10.03*  2000 Employee Stock Purchase Plan.


 10.04   Lease Agreement dated July 22, 1999 between Registrant and KBK
         Properties, Inc.


 10.05   Lease Agreement dated July 9, 1999 between Registrant and Incline
         Capital Group, LLC.


 10.06   Credit Agreement dated September 21, 1999 between Registrant and Sanwa
         Bank California.


 10.07+  Volume License Agreement dated August 12, 1999 between Registrant and
         Concur Technologies, Inc.


 10.08+ Software License and Services Agreement dated September 24, 1997 between Registrant and PeopleSoft, Inc.


 10.09+ Software License Agreement dated October 6, 1999 between Registrant and Authoria, Inc.


 10.10 Annual Support and Maintenance Agreement dated October 21, 1999 between Registrant and Authoria, Inc.


 10.11+ Software License Agreement dated September 29, 1999 between Registrant and Brio Technology, Inc.


 10.12+  Consulting Services Agreement dated November 11, 1999 between
         Registrant and Brio Technology, Inc.


 10.13   Form of Steering Committee Employment Agreement.


 10.14   Form of Executive Committee Employment Agreement.


 10.15   Employment Agreement dated July 22, 1995 between Registrant and Martin
         Babinec.


 23.01   Consent of Cooley Godward llp. Reference is made to Exhibit 5.01.


 23.02   Consent of Ernst & Young LLP, independent auditors.


 24.01   Powers of Attorney.


 27.01   Financial Data Schedule.

--------
+Confidential Treatment Requested
*To be filed by amendment

  (b) No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

ITEM 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 2nd day of March, 2000.

                                          TriNet Group, Inc.

                                          By: /s/ Martin Babinec
                                              ------------------
                                              Martin Babinec
                                              Chief Executive Officer

                               POWER OF ATTORNEY

   Each individual whose signature appears below constitutes and appoints Martin Babinec and Douglas P. Devlin, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                            Title                     Date
              ---------                            -----                     ----


         /s/ Martin Babinec            President, Chief Executive       March 2, 2000
______________________________________  Officer and Director
            Martin Babinec              (Principal Executive
                                        Officer)


       /s/ Douglas P. Devlin           Chief Financial Officer and      March 2, 2000
 ______________________________________  Director (Principal
          Douglas P. Devlin             Financial and Accounting
                                        Officer)

       /s/ Anthony V. Martin           Director                         March 2, 2000
 ______________________________________
          Anthony V. Martin

        /s/ H. Lynn Hazlett            Director                         March 2, 2000
 ______________________________________
        H. Lynn Hazlett, Ph.D.

         /s/ T. Joe Willey             Director                         March 2, 2000
 ______________________________________
         T. Joe Willey, Ph.D.

        /s/ James P. Hanson            Director                         March 2, 2000
______________________________________
           James P. Hanson

                                 EXHIBIT INDEX

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.01*  Form of Underwriting Agreement.


  3.01   Amended and Restated Articles of Incorporation, as amended.


  3.02* Form of Amended and Restated Certificate of Incorporation to be in effect upon the closing of the offering.


  3.03   Bylaws.


  3.04* Form of Amended and Restated Bylaws to be in effect upon the closing of the offering.


  4.01*  Form of Specimen Stock Certificate.


  5.01*  Opinion of Cooley Godward llp.


 10.01   1990 Stock Option Plan.


 10.02*  2000 Equity Incentive Plan.


 10.03*  2000 Employee Stock Purchase Plan.


 10.04   Lease Agreement dated July 22, 1999 between Registrant and KBK
         Properties, Inc.


 10.05   Lease Agreement dated July 9, 1999 between Registrant and Incline
         Capital Group, LLC.


 10.06   Credit Agreement dated September 21, 1999 between Registrant and Sanwa
         Bank California.


 10.07+  Volume License Agreement dated August 12, 1999 between Registrant and
         Concur Technologies, Inc.


 10.08+ Software License and Services Agreement dated September 24, 1997 between Registrant and PeopleSoft, Inc.


 10.09+ Software License Agreement dated October 6, 1999 between Registrant and Authoria, Inc.


 10.10 Annual Support and Maintenance Agreement dated October 21, 1999 between Registrant and Authoria, Inc.


 10.11+ Software License Agreement dated September 29, 1999 between Registrant and Brio Technology, Inc.


 10.12+  Consulting Services Agreement dated November 11, 1999 between
         Registrant and Brio Technology, Inc.


 10.13   Form of Steering Committee Employment Agreement.


 10.14   Form of Executive Committee Employment Agreement.


 10.15   Employment Agreement dated July 22, 1995 between Registrant and Martin
         Babinec.


 23.01   Consent of Cooley Godward llp. Reference is made to Exhibit 5.01.


 23.02   Consent of Ernst & Young LLP, independent auditors.


 24.01   Powers of Attorney.


 27.01   Financial Data Schedule.

--------
+Confidential Treatment Requested
*To be filed by amendment